Filed Pursuant to Rule 424(b)(3)
File No. 333-149716

Origin Agritech Limited
3,478,260 Shares of Ordinary Stock

This prospectus relates to the offers and sales from time to time of 3,478,260 ordinary shares issuable by us upon conversion of our 1.0% guaranteed senior secured convertible notes due 2012, or the notes, by the selling shareholder named in this prospectus or selling shareholders named in any prospectus supplements. We are not selling any shares of ordinary stock under this prospectus and will not receive any of the proceeds from the sale of shares of ordinary stock offered pursuant to this prospectus.

We sold an aggregate principal amount of $40,000,000 of the notes directly to the selling shareholder in a private placement in July 2007 that was exempt from the registration requirements of the United States federal securities laws. The notes are convertible into our ordinary shares at an initial conversion price of $11.50 per share. The conversion price is subject to adjustment on a semi-annual basis, beginning on December 31, 2008, and upon the occurrence of certain dilutive events, in each case subject to certain conditions.

The securities covered by this prospectus may be sold at fixed prices, prices that may be changed, market prices prevailing at the time of sale, prices related to those prevailing market prices or negotiated prices that may vary.

Our ordinary shares are traded on the NASDAQ Global Select Market under the symbol “SEED.” On May 15, 2008, the last reported sale price of our ordinary shares was $6.64 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 16, 2008.

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any other information. This document may be used only where it is legal to sell securities. This document is not an offer to sell, or solicitation of an offer to buy, in any state where the offer or sale is prohibited. You should not assume that the information contained in this prospectus is accurate as of any date other than the date of this prospectus, or that information contained in any document incorporated or deemed to be incorporated by reference is accurate as of any date other than the date of that document. Furthermore, you may not imply from the delivery of this prospectus, nor from a sale made under this prospectus, that our affairs are unchanged since the date of this prospectus. This document may only be used where it is legal to sell these securities.

The distribution of this prospectus in some jurisdictions may be restricted by law. Persons who receive this prospectus should inform themselves about and observe any such restrictions. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale by the selling shareholder of the shares of our ordinary stock issuable upon conversion of the notes. In this prospectus, unless the context requires otherwise, references to

•	“Origin,” “we,” “us,” “our,” “the Company,” and “our company” refer to Origin Agritech Limited and its consolidated subsidiaries, but not the selling shareholder;

•	“China” or “PRC” refer to the People’s Republic of China and do not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region, or Taiwan;

•	“Companies Act” refer to the BVI Business Companies Act 2004;

•	“$” and “U.S. dollars” are to the legal currency of the United States; and

•	“RMB” and “Renminbi” are to the legal currency of China.

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About This Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, the selling shareholder may offer and sell, from time to time, ordinary shares issuable upon conversion of the notes, in one or more offerings and at prices and on terms that it determines at the time of the offering. This prospectus provides you with a general description of these securities that are offered or may be offered in the future. From time to time when the selling shareholder sells such securities, we may provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplements may add, update or change information contained in this prospectus. This prospectus, together with the applicable prospectus supplement, includes the material information related to the offering. To the extent that any statement we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the prospectus supplement. You should carefully read this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The selling shareholder may sell the securities described herein to or through underwriters, brokers, dealers or agents or directly to purchasers. The selling shareholder and its agents reserve the sole right to accept and to reject in whole or in part any proposed purchase of such securities. A prospectus supplement, which we may provide, if required, in connection with a sale of securities by the selling shareholder, will provide the names of any underwriters, dealers, or agents involved in the sale of securities, and any applicable fee, commission or discount arrangements with them.

Prospectus Summary

The following summary may not contain all the information that may be important to you. You should rely on the entire prospectus, as well as the information to which we refer you and the information incorporated by reference before making an investment decision.

Origin Agritech Limited

We are one of the largest crop seed companies in China. We conduct our business operations mainly through our subsidiary companies in China, which specialize in the research and development, production and sales and marketing of crop seeds. Our four principal seed products are corn, rice, cotton and canola. While the majority of our revenues result from the distribution and sale of seeds that we produce under licenses from third parties, we also develop and sell proprietary crop seed products. We began to develop proprietary hybrid seeds in 1998. To date, we have internally developed 12 corn seed products, 12 rice seed products and 2 canola seed products, all of which we produce and distribute. Over the past three years, the number of corn, cotton, rice and canola varieties we have sold (both licensed and proprietary) has increased significantly in the aggregate.

Our company is a British Virgin Islands corporation formed in 2005. Our principal executive offices are located at No. 21 Sheng Ming Yuan Road, Changping District, Beijing 102206, China, and our telephone number is (8610) 5890-7588. Our Internet website address is www.originagritech.com. Information available on our website is not incorporated by reference in, and is not deemed a part of, this prospectus.

The Offering

Issuer	Origin Agritech Limited.

Selling shareholder	Citadel Equity Fund Ltd.

Securities offered	3,478,260 shares of ordinary stock, no par value (issuable upon conversion of 1.0% guaranteed senior secured notes due 2012).

Offer Price
The selling shareholder may sell the shares being offered by it from time to time on the NASDAQ Global Select Market, or any other exchange, market or trading facility on which the shares are traded or in private transactions, and at fixed prices or prices that may be changed, at market prices prevailing at the time of sale, at prices related to those prevailing market prices or at negotiated prices that may vary.

Use of Proceeds	We will not receive any proceeds from the selling shareholder’s sale of our ordinary stock issuable upon conversion of the notes.

Listing and Trading	The shares of our ordinary stock are listed and traded on the NASDAQ Global Select Market.

Risk Factors	For a discussion of some of the factors that you should carefully consider before investing in our ordinary shares, see “Risk Factors.”

Exchange Rate Information
The conversion of Renminbi into U.S. dollars in this prospectus is based on the noon buying rate in the city of New York for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York. Unless otherwise noted, for years ended December 31, 2003, 2004 and 2005, the nine months ended September 30, 2005 and 2006 and the twelve months ended September 30, 2006 and 2007, all translations from Renminbi to U.S. dollars in this prospectus were made at RMB8.2767, RMB8.2765, RMB8.0702, RMB8.092, RMB7.904, RMB7.904 and RMB7.4928 per US $1.00, respectively, which were the prevailing year or period end rates for those three years, the nine months ended September 30, 2005 and 2006 and the twelve month periods ended September 30, 2006 and 2007. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, the rates stated below, or at all. The PRC government imposes controls over its foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign exchange and through restrictions on foreign trade.

Risk Factors

An investment in our ordinary shares issuable upon conversion of the notes involves various material risks. Prior to any investment, and in consultation with your own financial and legal advisors, you should carefully consider, among other matters, the risk factors described below and incorporated by reference from our Annual Report on Form 20-F under the heading “Risk Factors” and other filings we may make from time to time with the SEC. These risks are not the only ones we face. Additional risks not presently known to us or our subsidiaries or that are currently deemed immaterial could also materially and adversely affect our financial condition, results of operations, business and prospects. The trading price of our ordinary shares for which the notes, under certain circumstances, are convertible could decline due to any of these risks, and you may lose all or part of your investment.

The uncertainty in the government regulation of genetic technology and genetically modified, or GM, agricultural products could have an adverse effect on our business.

We are experiencing the transition from conventional seed company to agricultural biotechnology company. However, the GM product is controversial, and it has not been widely accepted in many regions of the world, including China. Since the Chinese government approved the commercial planting of GM cotton in 1997, the government no longer approves any GM crops commercial cultivation. The uncertainty in the government regulation of genetic technology could have adverse effect on our business and results of operations.

The successful development and commercialization of our biotech pipeline products will be necessary for our growth.

We have commenced our own research and development efforts for genetically modified seeds, and we have entered into agreements with the Chinese Academy of Science and the China Agricultural Academy of Science in the PRC working on genetic modifications that give us the right to market the seeds they develop. However, there can be no assurance that these efforts will be successful in producing improved seed varieties. Commercial success frequently depends on being the first company to enter the market. The length of time and the risk associated with the breeding and biotech pipelines are similar and interlinked because both are required as a package for commercial success in markets where biotech traits are approved for growers. Regulatory requirements affect the development of our biotech products, including the GM crop testing of seeds containing the biotech traits, which could harm our business and results of operations. The testing can be lengthy and costly, with no guarantee of success. It could have an adverse effect on our operations if our genetically modified products are unable to pass the safety evaluation of genetically modified agricultural organisms.

There has been a worldwide increase in the development and application of genetically modified agricultural products to increase the quality and quantity of crop yields. However, the production and commercial sale of genetically modified corn seeds is not currently allowed in China, and we still rely upon traditional methods of creating crop seed hybrids to develop new products. If government policies change to allow genetically modified corn seeds, demand may develop for these products, and we expect that we will need to produce genetically modified products to meet customer demands. There is a risk that our current steps to respond to the potential competitive threat posed by genetically modified agricultural products, including our research and development activities with respect to genetically modified crop seeds, may not allow us to compete successfully.

The global competition in biotechnology will affect our business.

We believe we are a leader in biotechnology in China since we initiated our own biotechnology research program many years ago and we have built the first internal biotech research center among Chinese companies. However, when multinational corporations engaged in the seed business expand into the agricultural market in China in the future, they may have more advanced technology or may market genetically modified seed more successfully than us. The major multinational competitors have a long operating history in the research and commercialization of the genetically modified crop seeds and have strong intellectual property estates supporting the use of biotechnology to enhance products. They are making considerable investments in new biotechnology products. These significant competitive advantages could cause our existing or candidate products to become less competitive, adversely affecting our operations.

The degree of public acceptance or perceived public acceptance of our biotechnology products can affect our operations.

Although all of the genetically modified products should go through rigorous testing, some opponents of the technology actively raise public concern about the potential for adverse effects of our products on human or animal health, other plants and the environment. The potential for adventitious presence of commercial biotechnology traits in conventional seed, or in the grain or products produced from conventional or organic crops, is another factor that could affect general public acceptance of these traits. Public concern can affect the timing of, and whether we are able to obtain, government approvals. Even after approvals are granted, public concern may lead to increased regulation or legislation, which could affect our business and operations, and may adversely affect sales of our products to farmers, due to their concerns about available markets for the sale of crops or other products derived from biotechnology.

We are currently dependent on licensed seed products for the majority of our revenues, and if we lose the right to produce and sell licensed seeds, we will lose substantial revenues and suffer substantial losses.

The following table sets forth the amount and percentage of our revenues resulting from licensed hybrid seeds as compared to our internally developed proprietary hybrid seeds for the periods listed:

	Year Ended December 31, 2004	Year Ended December 31, 2005	Twelve Months Ended September 30, 2006	Year Ended September 30, 2007
Revenue resulting from licensed hybrid seeds	$35,933,245	$24,314,206	$58,572,673	$52,052,737
Percentage of our total seed revenue resulting from licensed hybrid seeds	98.97%	93.97%	88.52%	79.7%
Revenue resulting from internally developed proprietary hybrid seeds	$375,929	$1,558,883	$7,596,282	$13,260,433
Percentage of our total seed revenue resulting from internally developed proprietary hybrid seeds	1.03%	6.03%	11.48%	20.3%

We sell a majority of seeds developed and produced under our license agreements with the Corn Research Institute Li County, Hebei Province (now Shijiazhuang Liyu Technology Development Co., Ltd.) and the Henan Agricultural University, which we collectively refer to as the significant licensors, as set forth in the table below.

	Year Ended December 31, 2004	Year Ended December 31, 2005	Twelve Months Ended September 30, 2006	Year Ended September 30, 2007
Revenue resulting from hybrid seeds developed and produced under our license agreements with the significant licensors	$26,171,886	$17,006,688	$22,510,678	$17,101,856
Percentage of our total seed revenue resulting from hybrid seeds developed and produced under our license agreements with the significant licensors	71.84%	66.21%	34.02%	26.18%

If we are not able to develop and produce the licensed seed products or if the current license agreements are terminated or if we are unable to renew some of these license agreements on commercially reasonable terms or at all, we will suffer a substantial loss of revenue and will suffer substantial losses, and our financial condition and results of operations may be adversely affected.

If we do not manage our growth successfully, our growth and chances for profitability may be hindered or impeded.

We have expanded our operations rapidly during the last several years, and we plan to further our expansion efforts with new seed products and increased and enhanced distribution channels. This expansion has created significant demands on our corporate administrative, operational and financial personnel and other human resources and our need for working capital. Additional expansion into existing or new markets and new lines of business could strain these resources and increase our further need for capital, which may result in cash flow shortages. Our current resources may not be adequate to support further expansion. Consequently, industry factors such as overproduction or governmental policy changes may hinder our cash flow, which did, in fact, occur during our 2007 fiscal year.

We have a limited operating history and are subject to the risks of any new enterprise, any one of which could limit our growth and our product and market development.

Our limited operating history makes it difficult to predict how our businesses will develop. Accordingly, we face all of the risks and uncertainties encountered by early stage companies, such as:

•	uncertain market acceptance for our product extensions and our services;

•
the evolving nature of the crop seed industry in the PRC, where significant consolidation is likely to occur, leading to the formation of companies which are better able to compete with us than is currently the case;

•	changing competitive conditions, technological changes or evolving customer preferences could harm sales of our products or services.

•	maintaining our competitive position in the PRC and competing with Chinese and international companies, many of which have longer operating histories and greater financial resources than us;

•	continuing to offer commercially successful products to attract and retain a larger base of direct customers and ultimate users;

•	retaining access to the farmland we currently use for production of our products and obtaining access to additional farmland for expansion;

•	continuing our existing arrangements with production farms that grow our seed products and entering into new arrangements with additional production farms;

•	maintaining effective control of our costs and expenses; and

•	retaining our management and skilled technical staff and recruiting additional key employees.

If we are not able to meet the challenge of building our businesses and managing our growth, the likely result will be slowed growth, lower margins, additional operational costs and lower income.

Due to our size and limited operating history, we substantially depend on a few key personnel who, if not retained, could cause declines in productivity and operational results and loss of our strategic guidance, all of which would diminish our business prospects and value to investors.

Due to our size and limited operating history, our success depends to a large extent upon the continued service of a few executive officers and key employees, including:

•	Dr. Gengchen Han, our Chairman and Co-Chief Executive Officer;

•	Yasheng Yang, our Vice Chairman; and

•	Liang Yuan, our Co-Chief Executive Officer and President.

The loss of the services of one or more of these key employees could have an adverse effect on us and our PRC operating subsidiaries, as each of these individuals played and continues to play a significant role in developing and executing our overall business plan and maintaining customer relationships and proprietary technology systems. While none of these key personnel is irreplaceable, the loss of the services of any of these individuals would be disruptive to our business. We believe that our overall future success depends in large part upon our ability to attract and retain highly skilled managerial and marketing personnel. There is no assurance that we will be successful in attracting and retaining such personnel on terms acceptable to them. Inadequate personnel will limit our growth, and will be seen as a detriment to our prospects, leading potentially to a loss in value for investors.

We or our licensors may be subject to intellectual property infringement claims, which may force us to incur substantial legal expenses and, if determined adversely against us or our licensors, may materially disrupt our business.

We cannot be certain that our licensed or self-developed proprietary seed products do not or will not infringe upon intellectual property rights held by third parties. We, or any of our licensors, may become subject to legal proceedings and claims from time to time relating to the intellectual property of others. If we, or any of our licensors, are found to have violated the intellectual property rights of others, we may be required to pay damages and be enjoined from using such intellectual property, and we may incur new or additional licensing fees if we wish to continue using the infringing products, or be forced to develop or license alternatives. In addition, we may incur substantial expenses in defending against these third party infringement claims, regardless of their merit.

Efforts to protect our intellectual property rights and to defend against claims against us can increase our costs and will not always succeed. Any failures could adversely affect our sales and results of operations or restrict our ability to conduct our business.

Intellectual property rights are crucial to our business. We endeavor to obtain and protect our intellectual property rights where our products are produced. However, we may be unable to obtain protection for our intellectual property. Even if protection is obtained, competitors, growers or others in the chain of commerce may raise legal challenges to our rights or illegally infringe on our rights, including through means that may be difficult to prevent, detect or defend. In addition, because of the rapid pace of technological change and the confidentiality of patent applications in some jurisdictions, competitors may be issued patents from applications that were unknown to us prior to issuance. These patents could reduce the value of our commercial or pipeline products or, to the extent they cover key technologies on which we have unknowingly relied, require that we seek to obtain licenses at a financial cost to us or cease using the technology, no matter how valuable the patents may be to our business. We cannot assure you we would be able to obtain such licenses on acceptable terms. Also, litigation may be necessary to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of the proprietary rights of others. There is a risk that the outcome of such potential litigation will not be in our favor. Such litigation may be costly and may divert management attention as well as expend other resources which could otherwise have been devoted to our business. An adverse determination in any such litigation will impair our intellectual property rights and may harm our business, prospects and reputation. In addition, we have no insurance coverage against litigation costs and would have to bear all costs arising from such litigation to the extent we are unable to recover such costs from other parties. The occurrence of any of the foregoing may harm our business, results of operations and financial condition.

Finally, implementation of PRC intellectual property-related laws has historically been lacking, primarily because of ambiguities in the PRC laws and difficulties in enforcement. Accordingly, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other countries, which increases the risk that we may not be able to adequately protect our intellectual property.

Our business will not be able to be profitable if we do not continue to find and market products considered valuable by our customers.

The ability of our seed business to be profitable depends on recurring and sustained reorders by farmers in China. Reorder rates are inherently uncertain due to several factors, many of which are outside our control. These include changing customer preferences, competitive price pressures, failure to develop acceptable new products, development of higher quality products by competitors and general economic conditions.

Our single business line of crop seed development and production does not permit us to spread our business risks among different business segments and, thus, a disruption in our seed production or the industry would harm us more immediately and directly.

We operate mainly in the crop seed business. Without business line diversity, we will not be able to spread the risk of our operations. Therefore, our business opportunities, revenues and income could be more immediately and directly affected by disruptions from such things as drought and disease or widespread problems affecting the industry, such as limited farmer credit, payment disruptions and customer rejection of modified crop seeds. If there is a disruption as described above, our revenues and income will be reduced, and our business operations may have to be scaled back.

We are particularly dependent on revenue from our corn seed products and are vulnerable to market factors and, therefore, our operating results could be disproportionately and negatively impacted if we are unable to sell a sufficient amount of corn seed at satisfactory margins.

For the fiscal year ended September 30, 2007, corn seed sales constituted approximately 74.36% of our revenues, as compared to 65.03% for the twelve months ended September 30, 2006 (unaudited). Our dependence on the corn seed market makes us particularly vulnerable to negative market changes that may occur in this product line. In particular, if demand for our corn seed generally decreases or if industry supply exceeds demand, prices will be driven downward and our margins will be negatively impacted, which would have an adverse effect on our business, results of operations and financial condition.

Failure to develop and market new products could impact the company’s competitive position and have an adverse effect on the company’s financial results.

The company’s operating results are largely dependent on its ability to renew its pipeline of new products and services and to bring those products and services to market. This ability could be adversely affected by difficulties or delays in product development such as the inability to identify viable new products, greater than anticipated development costs, technical difficulties, regulatory obstacles, competition, lack of demand, insufficient intellectual property protection, or lack of market acceptance of new products and services. Due to the lengthy development process, technological challenges and intense competition, there can be no assurance that any of the products the company is currently developing, or could begin to develop in the future, will achieve substantial commercial success. Consequently, if we are not able to fund extensive research and development activities and deliver new products to the markets we serve on a timely basis, our growth and operations will be harmed. In addition, sales of the company’s new products could replace sales of some of its current products, offsetting the benefit of even a successful product introduction.

If we fail to introduce and commercialize new seed varieties, we will not be able to recover research, development and other costs associated with such activities and, thus, our future sales will be harmed.

We cannot guarantee that the performance of our new seed varieties, whether licensed or proprietary, will meet our and our customers’ expectations, or that we will be able to introduce and commercialize specific seed varieties. Reorder rates are uncertain due to several factors, many of which are beyond our control. These include changing customer preferences, competitive price pressures, our failure to develop new products to meet the evolving demands of farmers in China, the development of higher-quality products by our competitors, and general economic conditions. In addition, farmers generally need time to learn about new seed varieties. Their traditional planting experience may also make it difficult for them to adapt to the new varieties. The process for new products to gain market recognition and acceptance is long and has uncertainties. If we fail to introduce and commercialize a new seed variety that meets the demand of farmers in China, if our competitors develop products that are favored by farmers in China, or if we are unable to produce our existing products in sufficient quantities, our growth prospects may be materially and adversely affected and our revenues may decline.

One or more of our distributors could engage in activities that are harmful to our brand and to our business.

Our crop seed products are sold primarily through distributors, and those distributors are responsible for ensuring that our products have the appropriate licenses to be sold to farmers in the PRC provinces. If those distributors do not apply for and receive the appropriate licenses, their sales of our products in those provinces may be illegal, and we may be subject to government sanctions, including confiscation of illegal revenues and a fine of between two and three times the amount of such illegal revenues. Unlicensed sales in a province may also cause a delay for our other distributors in receiving a license from the authorities for that province, which could further adversely impact our sales in that province. In addition, distributors may sell our products under another brand that is licensed in a particular province if our product is not licensed there. If our products are sold under another brand, the purchasers will not be aware of our brand name, and we will be unable to cross-market other crop seed varieties or other products as effectively to these purchasers. Moreover, our ability to provide appropriate customer service to these purchasers will be negatively affected, and we may be unable to develop our local knowledge of the needs of these purchasers and their environment. Furthermore, if any of our distributors sell inferior crop seeds produced by other companies under our brand name, our brand and reputation could be harmed, which could make marketing of our branded crop seeds more difficult.

We rely on multiple distribution agreements for the sale and distribution of our products in the PRC provinces; if these agreements expire and we are unable to obtain new distribution agreements on similar terms, our future sales and results of operations would be adversely affected.

We have established a network of over 3,800 first-level distributors and over 65,000 second-level distributors and some retailers. Our distributors sell our seed products to retailers and the retailers in turn sell them to farmers. This distribution network covers almost all of the provinces of the PRC, excluding Qinghai and Tibet. The terms of our distribution agreements provide for territorial exclusivity on a designated seed product, usually on a county-wide basis and are one year in length. These distribution agreements are generally only for a term of one year and will expire next year. Although no single distributor accounts for more than 1% of our total sales, if we are unable to enter into new distribution agreements on substantially similar terms with a sufficient number of distributors each year, we will not have the distribution channels upon which we rely to market and sell our products, and our business and financial position could be adversely affected.

We may be exposed to product quality claims, which may cause us to incur substantial legal expenses and, if determined adversely against us, may cause us to pay significant damage awards.

The performance of our seeds depends on climate, geographical areas, cultivation method, farmers’ degree of knowledge and other factors in addition to genetic traits and the quality of our seeds. Natural disasters may also affect the performance of our seeds, particularly when farmers are not able to timely and effectively respond to those disasters. Furthermore, the cultivability of some farmland is deteriorating by toxic and hazardous materials due to farmers’ overuse of chemical herbicide. These factors generally result in underproduction. However, farmers generally attribute underproduction to seed quality. We may be subject to legal proceedings and claims from time to time relating to our seed quality. The defense of these proceedings and claims can be both costly and time consuming and may significantly divert efforts and resources of our management personnel. An adverse determination in any such proceeding could subject us to significant liability and damage our market reputation and prevent us from achieving increased sales and market share. Protracted litigation could also result in our customers or potential customers deferring or limiting their purchase of our products.

Our revenues depend on the ability of a large number of small farmers to buy seed for cash because financing for purchases of this size and type is not available; therefore, if a substantial number of our customers become unable to pay for seed, our sales, revenues and operating results will decline.

We have a large and diversified customer base, with no single customer representing more than 1% of our revenues. The large customer base provides some protection to us against a loss of revenues due to the inability of a significant number of our customers to pay for seed that has been previously ordered. However, the unavailability of credit for farmers in the PRC reduces the ability of those farmers to withstand the effects of difficult economic times. The lack of credit could prevent farmers from fulfilling their purchasing commitments to us with the result that our revenues and results of operations would be reduced.

Fluctuations in commodity prices can increase our costs and decrease our sales.

We purchase our seed inventories from production growers at market prices and retain the seed in inventory until it is sold. These purchases onstitute a significant portion of the manufacturing costs for our seeds. We use hedging strategies to mitigate the risk of short-term changes in these prices but are unable to avoid the risk of medium- and long-term changes. Accordingly, increases in commodity prices may negatively affect our cost of goods sold or cause us to increase seed prices, which could adversely affect our sales. Farmers’ incomes are also affected by commodity prices; as a result, commodity prices could have a negative effect on their ability to purchase our products.

Price increases for energy costs and raw materials could have a significant impact on our ability to sustain and grow earnings.

Our production and distribution processes consume significant amounts of energy and raw materials, the costs of which are subject to worldwide supply and demand as well as other factors beyond the control of the company. Significant variations in the cost of energy, which primarily reflect market prices for oil and raw materials affect the company’s operating results from period to period. When possible, the company purchases raw materials through negotiated long-term contracts to minimize the impact of price fluctuations. The company has taken actions to offset the effects of higher energy and raw material costs through selling price increases, productivity improvements and cost reduction programs. Success in offsetting higher raw material costs with price increases is largely influenced by competitive and economic conditions and could vary significantly depending on the market served. If the company is not able to fully offset the effects of higher energy and raw material costs, it could have a significant impact on the company’s financial results.

If we are unable to estimate our customers future needs accurately and to match our production to the demand of our direct customers, our business, financial condition and results of operations may be adversely affected.

Due to the nature of the crop seed industry, we normally produce seeds according to our production plan before we sell and deliver crop seeds to distributors, which are our direct customers. Chinese farmers, the end users of our crop seed, generally make purchasing decisions for our products based on market prices, economic and weather conditions and other factors that we and our distributors may not be able to anticipate accurately in advance. If we fail to accurately estimate the volume and types of products sought by farmers, we may produce more seeds that are not in demand by our distributors resulting in aged seeds. In the event we decide not to sell the aged seeds due to our concerns about the quality of these seeds, the aged inventory could eventually be sold as crop for end uses at greatly reduced prices than seeds. Aged inventory could result in asset impairment, in which case we would suffer a loss and incur an increase in our operating expenses. On the other hand, if we underestimate demand, we may not able to satisfy our distributors’ demand for crop seeds, and thus damage our customer relations and end-user loyalty. Our failure to estimate farmers’ future needs and to match our production to the demand of our direct customers may adversely affect our business, financial condition and results of operations. In addition, inadequate distributor liquidity could affect distributors’ ability to pay for our products and, therefore, affect our sales or our ability to collect on our receivables.

There are difficulties in managing our storage system, which may result in damage to our seeds in storage and, thus, operating losses.

Seed storage entails significant risks, including difficulties in management of moisture, temperature and humidity of storage condition, any failure of which may result in damage to our seeds in storage and, thus, operating losses.

It is difficult to predict our future performance because our revenues and operating results fluctuate significantly from period to period due in part to the nature of our business.

Our operating results may fluctuate due to a number of factors, many of which are beyond our control. Our quarterly and annual revenues and costs and expenses as a percentage of our revenues may be significantly different from our historical rates. Our operating results in future quarters may fall below expectations. The industry in which we operate is seasonal in nature. The sales season of corn, rice and cotton seed lasts from October to June; the delivery of canola lasts from July to September. We generally do not have sales revenue from July to September, which results in cyclical changes of our cash flow and operating activities. As a result, if we are unable to generate sufficient working capital from our cash flow from operations and working capital facilities, we may encounter liquidity difficulties from the period of July through September, which may harm our operations. The seasonal nature of our business causes our operating results to fluctuate from quarter to quarter. Any unexpected seasonal or other fluctuations could cause the price of our common stock to fall. As a result, you may not rely on comparisons of our quarterly operating results as an indication of our future performance.

In addition, the future achievement and growth of our profits depends on our ability to secure sufficient orders from customers. An adverse change in market conditions may have material and adverse effects on our operating results if we cannot adjust our operating and marketing strategy to respond to such changes. Our results of operations may be adversely affected by reduced orders and profit margins in the event of a slowdown in market demand, an increase in business competition, a decrease in government subsidies to farmers, increased costs, or for other reasons. As such, there is a risk that we will not be able to achieve or maintain profitability or our historical results.

Aged inventory may result in an increase of our administrative expenses and cause operating losses.

Due to the nature of the seed industry, we normally produce seeds according to our production plan before we deliver the seeds to our customers. Our production plan could be too aggressive and, therefore, we could produce more seeds than demanded by the market which could result in aged seeds. We may decide not to sell the aged seeds if we take into account factors such as the quality of the seeds. In that case, the aged inventory could eventually be sold as common feed products at greatly reduced prices. Aged inventory could result in assets impairment risk, in which case we would suffer a loss and incur an increase of cost of revenue and a decrease in gross profit.

As a result of the measurement in the market value of inventory, last year we wrote off a significant portion of our seed inventory of RMB77.24 million (US$ 10.31 million), 90.02% of which derived from the inventory of Denong Zhengcheng Seed Limited, or Denong.

We have limited business insurance coverage in China.

The insurance industry in China is still at an early stage of development. In particular, PRC insurance companies do not offer extensive business insurance products. As a result, we have very limited business liability, disruption insurance, or product liability coverage for our operations in China. We have determined that the difficulties associated with acquiring such insurance on commercially applicable terms and the nature of the industry makes it impractical for us to obtain such coverage. Any business disruption, litigation or natural disaster could result in our incurring substantial costs and the diversion of our resources, which could adversely affect our operations and financial condition.

We rely on our network of approximately 110,000 farmers for the production of our seeds. Although our relationship with those farmers has been stable in the past, there are no assurances that those relationships will remain stable in the future. Instability of this kind could limit the amount of seed products available to us for sale to customers and threaten customer loyalty.

We believe we maintain a favorable relationship with the farmers in our seed production network. In addition, the fact that we rely on a large number of farmers to produce crop seeds means that no one or even several farmers can, acting independently, adversely affect our business. However, events such as a shift in pricing caused by an increase in the value of commodity food crops other than seed crops, increase in land prices or competition could disrupt the chain of supply. Any of these disruptions could limit the supply of seeds that we obtain, adversely affecting supply and thereby lowering revenues. Such disruption could also damage our distributor relationships and farmer loyalty to us if we cannot supply the quantity of seed expected by them.

We rely on license and technical service agreements which have imminent expiration dates and there is no assurance that we will be able to renew these agreements.

We have multiple license agreements for designated seed products in relation to exclusive production and marketing within China. Our license agreements with Hubei Province Shiyan Agricultural Sciences Institute and Handan Agricultural Academy each have terms expiring on January 10, 2008 and July 1, 2011, respectively. In addition, under the technical service agreements dated December 25, 2004, Beijing Origin State Harvest Biotechnology Limited, or Origin Biotechnology will provide technical research, production and distribution services. In return, Beijing Origin Seed Limited, or Beijing Origin is required to pay Origin Biotechnology a service fee calculated according to the weight of corn, rice and cotton seeds sold by the Beijing Origin. The initial term of each of these technical services agreements is three years and either party has the right to terminate the agreement if it does not desire to renew the provisions thereof at the expiration of the term. There is no guarantee that any of these agreement upon which we or our subsidiaries depend for licensing and technical services will be renewed. Moreover, there is no assurance that any steps we have already taken or might take in the future will ensure the successful renewal of any or all our rights or the granting of further new rights or that the terms of any renewals of our rights would not be significantly less favorable to us than the terms of our current rights under these agreements.

Agreements between our subsidiaries may not reflect terms that would have resulted from arm’s length negotiations among unaffiliated third parties.

Agreements between our subsidiaries that have been entered into, including the technical services agreements, by and among Beijing Origin, Changchun Origin Seed Technology Development Limited, or Changchun Origin, Henan Origin Cotton Technology Development Limited, or Henan Origin and Origin Biotechnology, may not reflect terms that would have resulted from arm’s-length negotiations among unaffiliated third parties. These agreements relate to, among other things, the transfer of intellectual property rights and the provision of technical research, production and distribution services.

If our rights to lease land from farmers were subject to a dispute, or if their legality or validity were challenged, our operations could be disrupted.

PRC law provides for the registration of land ownership and land-use rights and for the issuance of certificates evidencing land ownership or the right to use land. However, the administrative system for registration of land ownership and land-use rights is not well-developed in rural areas where most of our crop seed production bases are located. As a result, we are generally not able to verify through the land registry system the ownership or land-use rights of the parties from whom we have leased land. Despite our efforts to obtain representations from the farmers that they own the land, possess land-use rights or have the right to sub-contract the land-use right on behalf of the holder of such rights, there is nevertheless a risk that they have not legally and validly granted the right to use the land to us. Moreover, there is a risk that farmers may, in breach of the terms of the applicable leases, enter into leases with other third parties in respect of land-use rights which they have previously granted to us, or that they have not entered into leases with third parties before entering into leases with us.

There is a risk that the legality or validity of our leases will be subject to dispute or challenge in the future. If our leases become subject to a dispute or challenge, our operations on such land, especially our research and development on crop breeding, could be suspended and we could lose our rights to use such land which could adversely affect our business, financial condition and results of operations.

In the course of preparing our consolidated financial statements for the twelve months ended September 30, 2007, a material weakness in our internal control over financial reporting was noted. If we fail to implement, achieve and maintain an effective system of internal controls, and as a result of this material weakness, we may be unable to accurately report our financial results, and investor confidence and the market price of our shares may be adversely impacted.

We became subject to Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, in the fiscal year ended September 30, 2007, which requires us to set out a management report containing an assessment of our internal controls over financial reporting in our Annual Report. It also requires an independent registered public accounting firm to attest to and report on the effectiveness of our internal controls over financial reporting. In preparing our consolidated financial statements, a material weakness in our internal control over financial reporting were identified, as defined in the standards established by the U.S. Public Company Accounting Oversight Board. The material weakness identified primarily related to the application of derivative accounting in accordance with Financial Accounting Standard 133-Accounting for Derivative Instruments and Hedging Activities. Our management concluded that we did not maintain an effective control environment with respect to the accounting for derivative as at September 30, 2007. As a result, this control deficiency resulted in a material adjustment in the our annual consolidated financial statements. Therefore, we concluded that we did not have effective internal control over financial reporting for the twelve months ended September 30, 2007.

We are planning for the complete remediation of the above issue in 2008 by seeking people with expertise in this aspect. We cannot be certain that this measure will resolve our control deficiency, and, if we fail to timely achieve and maintain the adequacy of our internal controls, we may continue to be unable to conclude that we have effective internal controls over financial reporting. Moreover, effective internal controls over financial reporting are necessary for us to produce reliable financial reports and are important to help prevent fraud. As a result, our failure to achieve and maintain effective internal controls over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the market price of our ordinary shares. Furthermore, we anticipate that we will incur considerable costs and use significant management time and other resources in an effort to comply with Section 404.

Any diversion of management attention to matters related to acquisitions or any delays or difficulties encountered in connection with integrating acquired operations may have an adverse effect on our business, results of operations, and/or financial condition.

We have completed several acquisitions involving seed companies and may complete other acquisitions in the near further. These transactions are designed to contribute to our long-term growth. We must fit such acquisitions into our growth strategies to generate sufficient value to justify their cost. Acquisitions also present other challenges, including geographical coordination, personnel integration and retention of key management personnel, systems integration and the reconciliation of corporate cultures. Those operations could divert management’s attention from our business or cause a temporary interruption of or loss of momentum in our business and the loss of key personnel from the acquired companies. In addition, proposed acquisitions which are not consummated will cause us to incur substantial costs, none of which are generally recoverable.

We require short-term financing to fund our working capital, especially due to the seasonal nature of our business.

The nature of the agricultural seed production industry involves expenses and revenue cycles that seasonal in nature. In our fiscal year third quarter, we may face costs that are in excess of our cash flow sources during that given period. The advanced payments made to our seed producing farmers may exceed the amount of deposits received from our customers. The exact timing of these deposit payments is dependant on the Chinese lunar calendar, which varies from one calendar year to the next. As a result, we have customarily relied upon short term bridge loans to cover our expenses pending receipt of cash payment from farmers at the time of seed purchases. For example, our short-term debt increased from RMB253 million ($32.01 million) on September 30, 2006 to RMB268.40 million (US$35.82 million) on September 30, 2007. Although we have historically had access to sufficient financing to manage these cash flow cycles, we cannot be certain that we will be able to obtain sufficient debt financing on terms that are satisfactory to us to maintain consistent operating results. Downgrades in our credit rating, tightening of related financing markets or other limitations on our ability to access short-term financing would increase our interest costs and adversely affect our operating results.

Certain of our credit agreements contain restrictive covenants that may impair our ability to conduct our business.

Certain of our outstanding credit agreements contain financial and operating covenants that limit our management’s discretion with respect to certain business matters. Among other things, these covenants require us to maintain certain financial ratios, restrict our ability and our subsidiaries’ ability to incur additional debt, create liens or other encumbrances, change the nature of our business, pay dividends, sell or otherwise dispose of assets, and merge or consolidate with other entities. Any failure by us or our subsidiaries to comply with these agreements could harm our business, financial condition and operating results.

Risks relating to our industry

The Chinese agricultural market is highly competitive and our growth and results of operations may be adversely affected if we are unable to compete effectively.

The agricultural market in China is highly fragmented, largely regional and competitive and we expect competition to increase and intensify within the sector. We face significant competition in our crop seed business. Our competitors may have greater financial, research and development resources than we have. Competition may also develop from consolidation or other market forces within the crop seed industry in China, and the privatization of crop seed producers that are currently operated by the local governments in China. According to the Opinion on Enhancement of Market Supervision regarding Seed Administration Reform issued by the General Office of the PRC State Council in May 2006, the agricultural administrative offices of local government were required to separate their governmental administrative functions from seed production activities by the end of June 2007 and, therefore, there may be more privately-owned seed companies in the future. Our competitors may be better able to take advantage of industry consolidation and acquisition opportunities than us. The reform and restructuring of state-owned equity in seed enterprises will likely lead to the reallocation of market share in the seed industry, and our competitors may increase their market share by participating in the restructuring of the state-owned seed companies. Such privatization would likely mean that these producers will need to develop more efficient and commercially viable business models in order to survive. In addition, the PRC government currently restricts foreign ownership of any domestic seed development and production business to no more than 50%. When and if such restrictions are lifted, multinational corporations engaged in the seed business may expand into the agricultural market in China. These companies have significantly greater financial, technological and other resources than us and may become our major competitors in China. In particular, our industry was affected by a widespread overproduction during the last year. As a result, supply of certain of our products exceeded demand for those products and, as a result, market prices were reduced and our margins and revenues were negatively impacted. If this trend continues in future years, we may be unable to successfully compete in our industry, especially if our competitors can produce and distribute seeds at a lower cost than us. As competition intensifies, our margins may continue to be compressed by more competitive pricing in the short term and may also to be compressed in the long term and we may lose our market share and experience a negative impact on our margins, revenues and results of operations.

Natural or man-made disasters could damage seed production, which would cause us to suffer production losses and material reduction of revenues; there is no agriculture insurance in the PRC to cover the loss of seed crops.

We produce our seeds using a network of approximately 110,000 farmers, who plant the crops and harvest the seeds for use as crop seeds for the next growing season. As a result, the source of supply for our seeds is subject to all of the risks associated with any agricultural enterprise, including natural disasters such as widespread drought, flood, snowstorm, pestilence, plant diseases and insect pests, and man-made disasters such as environmental contamination. Other man-made incidents may damage our products, such as arson or other acts that may adversely affect our crop seed inventory in the winter storage season. Furthermore, natural or man-made disasters may cause farmers to migrate from the farmland, which would decrease the number of end users of our products. While the use of such a large number of farmers provides some protection against a widespread failure of any particular crop, the majority of our seed production farmers are located in Gansu, Sichuan, and Hunan provinces, making them subject to risks that are somewhat local in nature. We have attempted to manage this risk by obligating ourselves to pay the farmers who produce our seeds only for the quantity of seeds that they produce, thus limiting our expenses somewhat. We have also set up a storage system since 2003 attempting to manage this risk. However, in the event of a widespread failure of the crop seed, we would likely sustain substantial operating losses, due to both the fact that a significant portion of our expenses are fixed overhead and that the loss of a large portion of a crop seed would limit our revenues significantly. Although insurance to protect against such a risk is available in many jurisdictions, such insurance is not available in the PRC.

Our results of operations and financial condition may be adversely affected by extreme weather conditions.

Our supply of crop seeds is subject to the risk of extreme weather conditions which may adversely affect the farmers producing crop seeds for us. In turn, the quality, cost and volumes of crop seeds that our farmers supply to us could be affected, thereby harming our sales and profitability. Extreme weather conditions could also affect our production facilities, or those of our suppliers or customers, which could affect our costs and our ability to meet supply.

We primarily rely on arrangements with farmers to produce our crop seed products. If we were unable to continue these arrangements or enter into new arrangements with other farmers, our total land acreage devoted to crop seed production would decrease and our growth would be inhibited.

We have access to approximately 6,500 hectares of farmland in fourteen provinces mainly through contractual arrangements with farmers. As we are legally prohibited from owning farmland, we typically enter into a seed production agreement with such farmer. These production agreements to produce crop seeds are typically one year in length, covering one growing season. In the event that prices for other crops increase, these farmers may decide to farm other crops in breach of our seed production agreements with them. If we are unable to find new villages collectives willing to produce crop seeds for us, our business and results of operations would be materially and adversely affected. Any of these disruptions could materially and adversely affect our supply of crop seeds and our revenues. Such disruptions could also damage distributor relationships and farmer loyalty if we cannot supply them with the quantities and varieties of seeds that they expect.

Crop seed prices and sales volumes may decrease in any given year with a corresponding reduction in sales, margins and results of operations.

During most of our limited operating history, the crop seed market has been stable in the PRC, however, in the past, it was marked by periods of instability, as in the case of fiscal year 2007. In the future, there may be prolonged periods of instability during which commodity prices and sales volume might fluctuate greatly. Commodities can continue to be affected by general economic conditions, weather, disease and aspects of demand such as financing, competition and trade restrictions. Although we have followed a branded product strategy to differentiate our products from those of other crop seed producers, the crop seed market continues to behave as a commodity market. As a result, the price that we are able to demand for our seeds is somewhat dependent on the size of the supply of our seeds and the seeds of other producers. Therefore, the potential exists for fluctuation in supply and, consequently, in price, in our own markets, even in the absence of significant external events that might cause volatility. As a result, the amount of revenue that we receive in any given year is subject to change. Because decisions are made regarding the level of production prior to the time that the volume of orders and the market price for those orders is known, it is possible that we will have too much or not enough product available, each with the attendant impact on revenues, margins and results of operations.

In recent years, prices of our crop seed products in China have been declining.

The ability of our operations to be profitable is affected by the selling prices of our products. We benchmark the prices of our crop seed products against the prevailing domestic market prices of crop seed products of similar quality and attributes. Historically, prices of crop seed products in China have been volatile, primarily due to fluctuations in supply and demand. In the past four years, prices of our crop seed products in China have been declining. If the prices for such products continue to decline in the future, and we are unable sell more products and/or reduce our cost of sales, our revenues will decrease and our ability to generate operating results at historical levels will be adversely affected.

We may face increased regulatory risks with respect to our recent expansion into Vietnam.

In connection with certain of our recent acquisition and seed approval activities, including particular investments in rice seed varieties applicable to the soil conditions in Southeast Asia, we have begun to do limited business with farmers in Vietnam who purchase our rice hybrid products. We expect to continue to expand our business into Vietnam in the future. We may face material financial, business, and legal risks with respect to our expansion into Vietnam given that our business and operating results may be adversely affected by changes in the political and social conditions in Vietnam and by changes in Vietnamese government policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods taxation, among other things.

Technological change in creating seed hybrids could harm our business, causing a loss in business opportunities, market share and revenues.

We currently rely upon traditional methods of creating crop seed hybrids to develop new products. While these methods are highly effective, there has been an increase in the development of genetically modified agricultural products in an effort to increase the quality and quantity of crop yields. This new genetic technology is controversial, and it has not been widely accepted in many regions of the world, including the PRC. However, as the ability to use genetic modification to produce seeds that are superior to or less costly than those that we produce by traditional methods increases, the threat of competition from this source becomes more realistic. A number of factors those are currently difficult to predict, including a shift in farmer and consumer attitudes regarding the acceptability of genetic technology affect the extent to which this potential threat could affect our business prospects.

Risks relating to our business organization and structure

Three of our PRC operating subsidiaries are controlled subsidiaries through stock consignment agreements rather than by direct ownership of shares, the terms of which may have to be enforced, which would require us to incur extra costs, create uncertainty as to ownership of the operating businesses involved and risk the possible loss of rights.

Under PRC law, foreign entities are not currently permitted to own more than 49% of a seed production company. In order to address those restrictions, Origin, a non-Chinese entity that cannot directly own the shares of three of our PRC operating subsidiaries, namely, Beijing Origin, Changchun Origin and Henan Origin, will instead hold the right to control such shares in all respects, including voting, dividends, nomination of directors, and corporate management, through stock consignment agreements executed by the owners of the stock of these companies. When the shares can be transferred, they will be transferred to us for no additional consideration.

There is the risk, however, that a consigning shareholder will not fulfill its obligations under the stock consignment agreement. In that event, we may need to resort to the PRC courts to have our rights under the applicable agreement enforced. Such enforcement will cause us to incur legal expenses. In addition, while a case is pending there will be uncertainty regarding our rights as to the three PRC operating subsidiaries involved. In addition, a PRC court may decide not to enforce the agreements in whole or in part. To the extent these agreements are neither observed nor enforced as intended, the three PRC operating subsidiaries and Denong, which is approximately 98% owned by Beijing Origin, will not be controlled by us as intended, which will affect our value and restrict our ability to obtain the income and other rights of ownership associated with the consigned stock. It may also prevent the consolidation of our financial statements with the three PRC operating subsidiaries, which would reduce the reported earnings of the consolidated companies. The uncertainty of ownership may also adversely affect our market value.

Whether or not a stock consignment agreement is terminated depends on the consensus of our board and the consignees. Any such termination could result in a possible loss of certain rights or assets held by us without receiving fair value in return.

The stock consignment agreements relating to our control of the stock of three of our PRC operating subsidiaries (not including Origin Biotechnology) may be terminated after three years upon mutual agreement between us and the consignees. Three of the consignees, Messrs. Han, Yang and Yuan, also serve as our officers and/or directors. These three persons own, in the aggregate, 8,662,350 shares of our ordinary stock, or about 37% of our issued and outstanding ordinary stock. Holding this amount of stock will allow these officers to control or greatly influence the selection of directors and matters submitted to a vote of our shareholders, including voting to terminate the stock consignment agreements.

There are corporate protections in place designed to protect our interests, such as an independent board of directors, an audit committee comprised of independent directors that must approve insider transactions, a code of conduct requiring fair dealing with the company, and the British Virgin Islands statutory provision that a disposition of more than 50% of the assets of a company must be approved by a majority of the shareholders. Moreover, if consigned stock is transferred to us as provided in the stock consignment agreements when the restrictions under PRC law are lifted, that stock will no longer be subject to the stock consignment agreements, and the termination of the stock consignment agreements would then have no effect on the ownership of that stock. However, if the stock consignment agreements are terminated, then we would lose our rights with respect to the consigned stock and the profits from the issuing corporation. Such a loss would impair the value of the company and would reduce our ability to generate revenue.

The impact from the integration of our subsidiary Denong into Origin has increased our costs and might continue to have an adverse effect on our operating results.

From January 2006 through December 2006, we acquired, in multiple transactions, approximately 97.62% interest in Denong, a developer, producer and marketer of rice, corn, canola and cotton in the southwest region of China. To integrate Denong into our growth strategies, we invested considerable financial and human resources, which increased our operating costs. Furthermore, the integration process diverted our management’s attention from our business, which might have a further adverse effect on our core operating results. We cannot be certain that we will achieve a favorable return on our investment.

Our executive officers have entered into employment agreements with us which provide that they may be entitled to certain rights upon a change of control.

The following executive officers have entered into employment agreements which provide that they may terminate their respective employment agreements with us as a result of a change of control:

•	Dr. Gengchen Han, our Chairman and Co-Chief Executive Officer;

•	Yasheng Yang, our Vice Chairman; and

•	Liang Yuan, our Co-Chief Executive Officer and President

A change of control includes if any person other than us and/or any our officers or directors as of the date of the employment agreement acquires our securities other than from the executive or his affiliates (in one or more transactions), having 51% or more of the total voting power of all of our securities then outstanding. If the executive terminates his employment agreement due to a change of control, we must continue to pay the executive all payments, compensation and benefits pursuant to the terms of his employment agreement upon the earlier of two years from the date of termination or through the term of the employment agreement (each employment agreement has a term of three years commencing on January 1, 2005).

Risks relating to doing business in China

If we do not comply with PRC regulations, we may not be able to operate our business or we may be fined, both of which would adversely affect our business, operations and revenues.

The PRC has many regulations relating to the seed business, including obtaining and maintaining operating licenses and permits. Seed products must be licensed and undergo a stringent review process before they may be sold in the PRC. We believe we currently have all the necessary licenses necessary for our business, and that we are in compliance with applicable laws and regulations. If we are not in compliance, we may be fined or lose the ability to sell a particular seed or operate our business altogether. If the fines are substantial or if our ability to sell or operate is withdrawn, this will result in additional costs or the loss of revenues and could prevent us from continuing as an operating business.

If we do not comply with applicable government regulations, we may be prohibited from continuing some or all of our operations, resulting in a reduction of growth and ultimately market share due to loss of competitive position.

Our revenue depends on receiving approval from the PRC government to market new seed hybrids that we are developing and will develop. In addition, there may be circumstances under which the governmental approvals granted are subject to change without substantial advance notice, and it is possible that we could fail to obtain the approvals that we require to expand our business as we intend to do. The failure to obtain or to maintain such approvals would limit the number and quality of products that we would be able to offer. This reduction in product offerings would cause a reduction in the growth previously experienced and over time would result in the loss of market share from the competitive pressures of seeds developed by others that would likely be better than our products.

The reform and restructuring of local agricultural administrative offices and state-owned seed enterprises may harm our future business.

The General Office of the PRC State Council issued an opinion in May 2006, requiring that the agricultural administrative offices of the local governments stop engaging in the seed production and distribution business by the end of June, 2007. The opinion also provides that the agricultural administrative offices of the local governments should sever their ties with their affiliated state-owned seed companies. We believe such reform and restructuring of state-owned seed companies will likely lead to reallocation of the seed market share and, thus, our competitors may be able to increase their market share by participating in the restructuring of the state-owned seed companies. As competition intensifies, our margins may be compressed by more competitive pricing in the short term and may continue to be compressed in the long term and we may lose our market share and experience a reduction in our revenues and results of operations.

The technical services agreements between Origin Biotechnology and the other three operating subsidiaries may be subject to scrutiny by the PRC tax authorities for transfer pricing adjustments.

We could face adverse tax consequences if the PRC tax authorities determine that our technical service agreements between Origin Biotechnology and the other three PRC operating subsidiaries, namely, Beijing Origin, Changchun Origin and Henan Origin, were not entered into based on arm’s length negotiations. If the PRC tax authorities determine that these agreements were not entered into on an arm’s length basis, they may adjust our income and expenses for PRC tax purposes in the form of a transfer pricing adjustment. A transfer pricing adjustment could result in a reduction, for PRC tax purposes, of deductions recorded by the three PRC operating subsidiaries, which could adversely affect us by:

•
increasing the three PRC operating subsidiaries’ tax liability without reducing Origin Biotechnology’s tax liability, which could further result in late payment fees and other penalties to our PRC operating subsidiaries for under-paid taxes; or

•
limiting Origin Biotechnology’s ability to maintain preferential tax treatment and government financial incentives, which, if the transfer pricing adjustment is significant, could result in Origin Biotechnology failing to qualify for those preferential tax treatments and government financial incentives.

As a result, any transfer pricing adjustment could have an adverse impact on our financial condition.

Deficient railway transportation capacity in Northwestern China and the oil price hike may result in the increase of our transportation-related costs and thus adversely affect our business.

Our major production base is located at Linze County, Gansu Province, China. Seeds produced in that geography are transported throughout China each year by means of railway, which we believe is currently the most cost-efficient means. With economic development and the frequent flow of material, we believe the Northwest railway is deficient in terms of its transportation capability. As our volume of freight increases year by year, the seeds may have to be transported by other means if the railway cannot guarantee the increasingly larger volume of freight for instance, by car. In such event, the production costs will increase correspondingly with the increase in transportation costs, which may adversely affect our business.

Our business benefits from certain PRC government subsidies. Expiration of, or changes to, these incentives could have a material adverse effect on our operating results.

The PRC government has in recent years reduced taxes and increased subsidies and other support across the agricultural industry. For instance, the government subsidizes farmers for their seed purchases, and has increased spending on rural infrastructure. Sales of agricultural products from producers to intermediaries or to farmers are exempt from PRC value-added tax. The discontinuance of preferential treatments granted by the Chinese government to the seed industry, could adversely affect our earnings.

In addition, subsidy policies may have an adverse effect on our ability to market our products. Farmers can buy crop seeds designated as “high-quality” at subsidized prices, but the designation of seeds as “high-quality” is at the discretion of the local government, companies owned by the local government and local private seed companies. It is possible that this policy could result in preferential treatment for local seed producers, with locally produced seeds being designated as “high-quality” while ours are not designated as such. If such preferential treatment were to occur, the price for our seeds to farmers in those provinces would be higher than the subsidized local seeds, and our sales in that province could suffer, which could adversely affect our results of operations.

The discontinuation of any of the preferential tax treatments currently available to our PRC subsidiaries could materially increase our tax liabilities.

Prior to January 1, 2008, under applicable PRC tax laws, companies established in China were generally subject to a state and local enterprise income tax, or EIT, at rates of 30% and 3%, respectively. In addition, an enterprise qualified as a “high and new technology enterprise,” including agricultural companies, located in certain specified high-tech zones was entitled to a preferential state EIT rate of 15% and could enjoy an exemption from the state EIT for the first three years since its establishment and a 50% reduction of the state EIT for the succeeding three years. The qualification of a “high and new technology enterprise” was subject to an annual or biennial evaluation by the relevant government authority in China. For example, Origin Biotechnology is entitled to a preferential tax rate of 15% as a new technology company, and was exempted from income tax for 2006 and 2007. Also Beijing Origin has been approved as a new technology enterprise and enjoys the reduced enterprise income tax rate of 15%.

In March 2007, the National People’s Congress, enacted the Enterprise Income Tax Law, or the EIT Law, and in December 2007, the State Council promulgated the implementing rules of the New EIT Law, both of which became effective on January 1, 2008. The New EIT Law significantly curtails tax incentives granted to foreign-invested enterprises under the previous tax law. The New EIT Law, however, (i) reduces the top rate of enterprise income tax from 33% to 25%, (ii) permits companies to continue to enjoy their existing tax incentives, subject to certain transitional phase-out rules, and (iii) introduces new tax incentives, subject to various qualification criteria. Under the phase-out rules, enterprises established before the promulgation date of the New EIT Law and which were granted preferential EIT treatment under the then effective tax laws or regulations may continue to enjoy their tax holidays until their expiration and will gradually transition to the uniform 25% EIT rate over a five-year transition period. In addition, the new technology enterprise qualification of our PRC subsidiaries is subject to a biennial re-assessment by the relevant PRC government authority. In the event the preferential tax treatment for our PRC subsidiaries is discontinued, the affected entity will become subject to the standard PRC enterprise income tax rate. There is no assurance that the local tax authorities will not, in the future, change their position and discontinue any of our preferential tax treatments, potentially with retroactive effect. The discontinuation of any of our preferential tax treatments could materially increase our tax obligations.

Under China’s New Enterprise Income Tax Law, we may be classified as a “resident enterprise” of China. Such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.

Under the New Enterprise Income Tax Law, or the New EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the New EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise. Currently no official interpretation or application of this new “resident enterprise” classification is available, therefore it is unclear how tax authorities will determine tax residency based on the facts of each case. If the PRC tax authorities determine that our British Virgin Islands holding company is a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. Second, although under the New EIT Law and its implementing rules dividends paid to us from our PRC subsidiaries would qualify as “tax-exempt income,” we cannot guarantee that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, it is possible that future guidance issued with respect to the new “resident enterprise” classification could result in a situation in which a 10% withholding tax is imposed on dividends we pay to our non-PRC shareholders and with respect to gains derived by our non-PRC shareholders from transferring our shares. The “resident enterprise” rule could be applied to our British Virgin Islands sub-holding company with similar consequences.

In addition to the uncertainty in how the new “resident enterprise” classification could apply, it is also possible that the rules may change in the future, possibly with retroactive effect. We are actively monitoring the possibility of “resident enterprise” treatment for the 2008 tax year and are evaluating appropriate organizational changes to avoid this treatment.

Adverse changes in political and economic policies of the PRC, including its policy of reforming its economic system, could have an adverse effect on the growth of private businesses in the PRC such as ours.

Since the late 1970’s, the PRC has been reforming its economic system and changing from a planned economy based on governmental dictates and priorities to one that uses market forces to influence deployment of economic resources, labor and capital and to determine business endeavors. We cannot predict whether or not the government will continue to encourage economic liberalization and further release its control over the economy and encourage private enterprise. We also cannot predict the timing or extent of future economic reforms that may be proposed. Any reimposition of planned economy regulation or similar kinds of restrictions could reduce the freedom of private businesses to operate in a profitable manner, restrict inflows of capital or stifle investor willingness to participate in the PRC economy. To the extent we need additional capital, any restrictions on foreign ownership, foreign investment and repatriation of profits will hamper our ability to find capital outside of the PRC.

The economy of China has been experiencing unprecedented growth, leading to some inflation. If the government tries to control inflation by traditional means of monetary policy or returns to planned economic techniques, our business will suffer a reduction in sales growth and expansion opportunities.

The rapid growth of the PRC economy has historically resulted in high levels of inflation. If the government tries to control inflation, it may have an adverse effect on the business climate and growth of private enterprise in the PRC. An economic slowdown could have an adverse effect on our sales and may increase our costs. If inflation is allowed to proceed unchecked, our costs would likely increase, and there can be no assurance that we would be able to increase our prices to an extent that would offset the increase in our expenses.

A return to profit repatriation controls may limit our ability to pay dividends and expand our business, and may reduce the attractiveness of investing in PRC business opportunities.

PRC law allows enterprises owned by foreign investors to remit their profits, dividends and bonuses earned in the PRC to other countries, and the remittance does not require prior approval by the State Administration of Foreign Exchange, or SAFE. SAFE regulations require extensive documentation and reporting, some of which is burdensome and slows payments. If there is a return to payment restrictions and reporting, the ability of a PRC company to attract investors will be reduced.

Also, our investors may not be able to obtain the benefits of the profits of the business generated in the PRC for other reasons. Relevant PRC laws and regulations permit payment of dividends only from accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. Each of our subsidiaries and our affiliated entities in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital, and to further set aside a portion of its after-tax profits to fund the employee welfare fund at the discretion of the shareholders’ meeting or the board. These reserves are not distributable as cash dividends. In addition, the PRC tax authorities may require us to adjust our taxable income under the contractual arrangements we currently have in place in a manner that would materially and adversely affect our subsidiary’s ability to pay dividends and other distributions to us. Any limitation on the ability of our subsidiary and our affiliated entity to distribute dividends or other payments to us could materially limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, or otherwise fund and conduct our business.

Pursuant to the new PRC enterprise income tax law to be effective on January 1, 2008, dividends payable by a foreign-invested enterprise, or FIE, including Origin Biotechnology, its foreign investors will be subject to a 10% withholding tax, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. Prior to 2008, dividend payments to foreign investors made by FIEs were exempted from PRC withholding tax.

Any fluctuations in exchange rates may adversely affect your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. Because our earnings and cash from operations are denominated in Renminbi, fluctuations in exchange rates between U.S. dollars and Renminbi will affect our balance sheet and earnings per share in U.S. dollars. In addition, appreciation or depreciation in the value of the Renminbi relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. The People’s Bank of China sets and publishes a daily base exchange rate. Prior to July 21, 2005, the People’s Bank of China set this rate with reference primarily to the supply and demand of Renminbi against the U.S. dollar in the market during the prior day. Effective from July 21, 2005, the Renminbi is no longer pegged solely to the U.S. dollar. Instead, it is pegged to a basket of currencies determined by the People’s Bank of China, against which it can rise or fall by as much as 0.3% each day. For example, on July 21, 2005, the Renminbi was revalued against the US dollar to approximately RMB8.11 to the US dollar, representing an upward revaluation of 2.1% of the Renminbi against the US dollar, as compared to the exchange rate on the previous day. On September 23, 2005, the PRC government widened the daily trading band for Renminbi against non-US dollar currencies from 1.5% to 3% to improve the flexibility of the new foreign exchange system. The exchange rate may become volatile, the Renminbi may be revalued further against the US dollar or other currencies or the Renminbi may be permitted to enter into a full or limited free float, which may result in an appreciation or depreciation in the value of the Renminbi against the US dollar or other currencies. This change in policy resulted in an approximately 8.0% appreciation in Renminbi against the US dollar between July 21, 2005 and June 30, 2007. Fluctuations in the exchange rate will affect the relative value of any dividend we issue which will be exchanged into U.S. dollars, the value of any U.S. dollar denominated investments we make in the future and any earnings on such investments.

There are government regulations that limit or prohibit foreign investment in the PRC, which may restrict our growth.

Notwithstanding the general restriction on foreign investment in the seed industry in the PRC, our corporate structure currently enables us to receive foreign investment. Our continued ability to receive foreign investment may be important to our ability to continue to expand our business rapidly and to manage that expansion effectively. We cannot be certain that a change in the regulations allowing us to receive foreign investment will not occur. In the event of such a change, our plan to expand our business could be disrupted.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

Substantially all our revenues and expenses are denominated in Renminbi. We may need to convert a portion of our revenues into other currencies to meet our foreign currency obligations, including, among others, payment of dividends declared, if any, in respect of our ordinary shares. Under China’s existing foreign exchange regulations, the PRC Operating Companies may not pay dividends in foreign currencies, without prior approval from SAFE, unless they comply with certain procedural requirements. The PRC government may also take measures in the future to restrict access to foreign currencies for current account transactions.

Foreign exchange transactions under the capital account continue to be subject to significant foreign exchange controls and require the approval of PRC governmental authorities, including the SAFE. If the PRC Operating Companies borrow in foreign currency from us or other foreign lenders, these loans must be registered with the SAFE, and if we finance the PRC Operating Companies means of additional capital contributions, these capital contributions must be approved by certain government authorities, including the Ministry of Commerce or its local counterparts. These limitations could adversely affect the ability of the PRC Operating Companies to obtain foreign exchange through debt or equity financing, which could harm our ability to fund our operations or cause us to seek additional financing on terms that may not be favorable.

PRC regulations relating to offshore investment activities by PRC residents may increase the administrative burden we face and create regulatory uncertainties that could restrict our overseas and cross-border investment activity. Failure by our shareholders who are PRC residents to make any required applications and filings pursuant to such regulations may prevent us from being able to distribute profits, if any, and could expose us and our PRC resident shareholders to liability under PRC law.

In October 2005, SAFE promulgated regulations that require registration with local SAFE offices in connection with direct or indirect offshore investment by PRC residents, including PRC individual residents and PRC corporate entities. These regulations apply to our shareholders who are PRC residents and also apply to our prior and future offshore acquisitions. In particular, the SAFE regulations require PRC residents to file with competent SAFE offices information about offshore companies in which they have directly or indirectly invested and to make follow-up filings in connection with certain material transactions involving such offshore companies, such as increases or decreases in investment amount, transfers or exchanges of shares, mergers or divisions, long-term equity or debt investments, or external guarantees or other material events that do not involve return investment.

The SAFE regulations required registration by March 31, 2006 of direct or indirect investments previously made by PRC residents in offshore companies. If a PRC resident with a direct or indirect stake in an offshore parent company fails to make the required SAFE registration, the PRC subsidiaries of such offshore parent company may be prohibited from making distributions of profit to the offshore parent and from paying the offshore parent proceeds from any reduction in capital, share transfer or liquidation in respect of the PRC subsidiaries. Further, failure to comply with various SAFE registration requirements described above could result in liability under PRC law for foreign exchange evasion.

We believe our major shareholders who are PRC residents, or whose shares are beneficially owned by PRC residents, have completed foreign exchange registration with the local foreign exchange bureau according to these SAFE regulations. However, as these regulations are relatively new and there is uncertainty concerning the reconciliation of the new regulations with other approval requirements, it is unclear how the regulations, and any future legislation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. We cannot assure you that all of our shareholders who are PRC residents will comply with our request to make or obtain any applicable registrations or approvals required by the regulations or other related legislation. The failure or inability of our PRC resident shareholders to receive any required approvals or make any required registrations may subject us to fines and legal sanctions, restrict our overseas or cross-border investment activities, limit our PRC subsidiary to make distributions or pay dividends or affect our ownership structure. As a result, our business operations and our ability to distribute a dividend to you could be adversely affected.

The PRC legal system has inherent uncertainties that could limit the legal protections available to you.

Nearly all of our assets and all of our operations are in the PRC. The PRC legal system is based on written statutes. Prior court decisions may be cited for reference but are not binding on subsequent cases and have limited precedential value. Since 1979, the PRC legislative bodies have promulgated laws and regulations dealing with such economic matters as foreign investment, corporate organization and governance, commerce, taxation and trade. However, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their non-binding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. The laws in the PRC differ from the laws in the United States and may afford less protection to our shareholders.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in the PRC based on United States judgments against us, our subsidiaries, officers and directors.

We are incorporated in the British Virgin Islands and our PRC operating subsidiaries are formed under PRC law. Substantially all of our assets are located in the PRC. In addition, most of our directors and executive officers reside within the PRC, and substantially all of the assets of these persons are located within the PRC. It may not be possible to effect service of process within the United States or elsewhere outside the PRC upon our directors, or executive officers and experts, including effecting service of process with respect to matters arising under United States federal securities laws or applicable state securities laws. The PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States and many other countries. As a result, recognition and enforcement in the PRC of judgments of a court in the United States or many other jurisdictions in relation to any matter, including securities laws, may be difficult or impossible. Furthermore, an original action may be brought in the PRC against our assets and our subsidiaries, our directors and executive officers and experts only if the actions are not required to be arbitrated by PRC law and only if the facts alleged in the complaint give rise to a cause of action under PRC law. In connection with any such original action, a PRC court may award civil liability, including monetary damages.

The recurrence of SARS in China, the potential outbreak of avian flu in China, similar adverse public health developments, concerns over the spread of these diseases, or acts of terrorism, in China and elsewhere may materially and adversely affect our business and operating results.

From December 2002 to June 2003, China and certain other countries experienced an outbreak of a new and highly contagious form of atypical pneumonia now known as severe acute respiratory syndrome, or SARS. On July 5, 2003, the World Health Organization declared that the SARS outbreak had been contained. Since September 2003, however, a number of isolated new cases of SARS have been reported, most recently in central China in April 2004. During May and June of 2003, many businesses in China were closed by the PRC government to prevent transmission of SARS. Recently, concerns have been raised with respect to the spread of avian flu in various regions in China. Any recurrence of the SARS outbreak, outbreak of avian flu, or the development of a similar health hazard in China, may adversely affect our business and operating results. For instance, a recurrence of SARS, outbreak of avian flu or any other epidemic may lead to health or other government regulations requiring temporary closure of our business, or the businesses of our suppliers or customers. In addition, terrorist attacks, such as those that took place on September 11, 2001, geopolitical uncertainty and international conflicts, could have an adverse effect on our business operations. Any of these events could adversely affect China’s economy and cause an immediate and prolonged drop in consumer demand. An immediate and prolonged drop in consumer demand could severely disrupt our business operations and adversely affect our results of operations.

Risk relating to tax matters

We may be subject to contingent tax liabilities.

On December 20, 2004, Chardan China Acquisition Corp., or Chardan, entered into a stock purchase agreement with State Harvest Holdings Limited, or State Harvest, and all the shareholders of State Harvest for Chardan’s acquisition of State Harvest. In connection with the acquisition, Chardan formed its wholly-owned subsidiary, Origin. On November 8, 2005, Chardan merged with and into Origin for the purpose of redomestication out of the United States. The redomestication merger was achieved by a one-for-one exchange of all the outstanding common stock of Chardan for ordinary stock of Origin, and the assumption of all the rights and obligations of Chardan by Origin. Immediately after the redomestication merger, Origin acquired all the common stock of State Harvest by the issuance of shares and payments of cash consideration to the shareholders of State Harvest or their designee. We may be subject to contingent tax liabilities in connection with the above share exchange transaction. As of September 30, 2007, such contingent tax liabilities could be in the range of RMB39.06 million to RMB64.22 million.

We may become a passive foreign investment company, or PFIC, which could result in adverse U.S. tax consequences to U.S. investors.

Depending upon the value of our shares and the composition of our assets and income over time, we could be classified as a passive foreign investment company, or PFIC, by the United States Internal Revenue Service, or IRS, for U.S. federal income tax purposes. If we were classified as a PFIC in any taxable year in which you hold our shares and you are a U.S. investor, you would generally be taxed at higher ordinary income rates, rather than lower capital gain rates, when you dispose of those shares at a gain in a later year, even if we are not a PFIC in that year. In addition, a portion of the tax imposed on your gain would be increased by an interest charge. Moreover, if we were classified as a PFIC in any taxable year, you would not be able to benefit from any preferential tax rate with respect to any dividend distribution that you may receive from us in that year or any later year. Finally, you would also be subject to special U.S. tax reporting requirements.

We believe that we were not a PFIC for the taxable years 2006 or 2007. However, there can be no assurance that we will not be a PFIC for the taxable year 2008 and/or later taxable years, as PFIC status is re-tested each year and depends on the facts in such year. For example, we would be a PFIC for the taxable year 2008 if the sum of our average market capitalization, which is our share price multiplied by the total number of our outstanding shares, and our liabilities over that taxable year is not more than twice the value of our cash, cash equivalents, and other assets that produce, or are held for the production of, passive income. We could also be a PFIC for any taxable year if the gross income that we and our subsidiaries earn from passive investments is substantial in comparison with the gross income from our business operations.

While we will continue to examine our PFIC status, we cannot assure you that we will not be a PFIC for any future taxable year. For more information on the U.S. tax consequences to you of the acquisition, ownership and disposition of our ordinary shares, please see the section of our Annual Report on Form 20-F for the period ended September 30, 2007 entitled “Additional Information — Taxation — United States federal income taxation.”

We may have to take actions that are contrary to our business objectives to avoid being deemed an investment company under the US Investment Company Act of 1940.

We are engaged in the research, development, production, sale and distribution of hybrid crop seeds through our PRC operating subsidiaries in China, and we do not engage in minority investments except on a selective basis as a component of our strategy to expand our business. Currently, we own substantial minority investments in Biocentury Transgene (China) Co., Ltd., or Biocentury, Shijiazhuang Liyu Technology Development Co., Ltd., or Liyu and Jilin Changrong High-tech Seed Limited, or Jilin Changrong. We believe we are not an investment company within the meaning of Section 3(a)(1)(C) the Investment Company Act of 1940, or the US Investment Company Act, however, as a result of these and other investments, we could be deemed an investment company within the meaning of Section 3(a)(1)(C). We will monitor our assets on a quarterly basis and take all necessary steps in order to seek to ensure that we are not deemed an investment company within the meaning of Section 3(a)(1)(C) or otherwise are required to register as an investment company under the US Investment Company Act in the future. The steps we may need to take could include selling all or part of our minority investments in those companies, investing in a greater proportion of tangible assets relative to our total assets or acquiring control (as such term is defined in the US Investment Company Act) over those companies. Depending on timing and other factors, taking one or more of these steps may divert us from our strategy of expanding our business. If we are unable to take the necessary steps to avoid being inadvertently deemed an investment company or otherwise being required to register under the US Investment Company Act, we would not be able to offer our securities in the United States until we were no longer deemed an investment company under the US Investment Company Act. We could also be subject to other adverse consequences as a result thereof.

Risks related to our shares

If certain financial or financing objectives are achieved, the former State Harvest shareholders will be entitled to receive additional amounts of our ordinary shares as contingent consideration for the acquisition of their shares, which would result in dilution and might have an adverse effect on the market price of our ordinary shares.

Under the stock purchase agreement among Chardan, State Harvest and all the shareholders of State Harvest, the former State Harvest shareholders are entitled to receive additional ordinary shares if certain financial performance or financing targets are achieved. There is no obligation to register the shares after issuance. However, after being held for appropriate periods, the ordinary shares will be eligible for resale under Rule 144. If the additional shares are earned, it will significantly increase the number of ordinary shares outstanding. The issuance of these additional shares will have a dilutive effect on the shares already outstanding and may cause a reduction in the trading price of our ordinary shares in the public market.

Voting control by executive officers, directors and other of our affiliates may limit investors’ ability to influence the outcome of director elections and other matters requiring shareholder approval.

Three of our executive officers and directors, Messrs. Han, Yang and Yuan, own approximately 37% of our issued and outstanding ordinary shares. These three major shareholders may maintain significant control over the outcome of some corporate transactions or other matters submitted to our shareholders for approval, including the election of directors and the approval of other business transactions. This concentration of ownership could have the effect of delaying or preventing a change in our control or discouraging a potential acquirer from attempting to obtain control of us, which in turn could have an adverse effect on the market price of our ordinary shares or prevent shareholders from realizing a premium over the market price for their ordinary shares. In addition, if these major shareholders choose to dispose of a material portion of our ordinary shares they hold, the prevailing market price of our securities may decline.

Certain provisions in our organizational documents may discourage our acquisition by a third party, which could limit your opportunity to sell your shares at a premium.

Our memorandum and articles of association include provisions that could limit the ability of others to acquire control of us. Under those provisions, our board of directors has the power to issue preferred shares with such rights attaching to them as they decide and this power could be used in a manner that would delay, defer or prevent a change of control of us. These provisions could have the effect of depriving you of an opportunity to sell your shares at a premium over prevailing market prices by discouraging third parties from seeking to acquire control of us in a tender offer or similar transactions.

As a result of the merger of Chardan with and into Origin, a British Virgin Islands company, and the issuance of shares in the acquisition of State Harvest, we qualify as a foreign private issuer and as a result are subject to reduced requirements with respect to the reporting of financial statements and other material events to our shareholders and the SEC.

As a foreign private issuer, we are obligated to file an Annual Report with audited financial statements and Form 6-K reports with the United States Securities and Exchange Commission, or the SEC, at such times as we release information to the public either voluntarily or pursuant to the laws of the British Virgin Islands or the PRC. Therefore, the regularity of financial and other information will be less than would be applicable to a domestic United States registered company under the rules and regulations of the SEC. Investors may not receive information on a timely basis, which could increase their risk of investment in us.

We reported a net loss for the fiscal year ended September 30, 2007.

As described in this Annual Report and our audited financial statements, we reported a net loss for the fiscal year ended September 30, 2007. Our reported results may reduce the market price of our ordinary shares. This may lead to an activation of material contractual clauses triggered under Origin’s loan and/or credit agreements, which may harm Origin’s ability to access further necessary financing.

Certain insiders and major shareholders have substantial control over the company, and they could delay or prevent a change in our corporate control, even if our other shareholders wanted such a change to occur which may limit your ability to influence shareholder matters.

As of September 30, 2007, our executive officers, directors and principal shareholders and their affiliates beneficially owned 9,478,000 ordinary shares, or 40.38% of the outstanding shares of our ordinary stock. These shareholders will be able to exercise significant control over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control of our company and some transactions may be more difficult or impossible without the support of these shareholders. Furthermore, the interests of these major shareholders may conflict with those of other shareholders. We also conduct transactions with businesses in which our principal shareholders maintain interests. We believe that these transactions have been conducted on an arm’s length basis, but we cannot assure you that these transactions would have the same terms if conducted with unrelated third parties.

Risks related to the July 2007 private placement

If we fail to satisfy our obligations under the registration rights agreement, we will be subject to substantial penalties.

Under the terms of the registration rights agreement we entered into in connection with the July 2007 private placement of our convertible notes, as amended in October 2007, and on December 21, 2007 and February 6, 2008, we agreed to secure the registration of the ordinary shares issuable upon conversion of the notes by a certain date. If we fail to achieve effectiveness by the required date, or maintain the effectiveness of the registration statement required under the registration rights agreement, we will be subject to significant penalties, including the payment of additional interest in respect of the notes. We cannot guarantee we will successfully secure effectiveness of the registration statement or, if it is secured, that we will be able to maintain such effectiveness. Failure to meet these obligations will cause us to incur substantial penalties in the form of additional interest and could, given the passage of time, lead to an event of default under the notes. Payment of additional interest will have an adverse effect on our financial condition and results of operation.

Under the terms of the registration rights agreement, we also agreed to satisfy similar registration obligations for the convertible notes and the related guarantees of the notes if the selling shareholder requests that we undertake such a registration. Such a registration statement would involve challenging legal issues and could be significantly delayed due to review by the SEC. If the selling shareholder exercises these rights and we fail to satisfy our obligations, we will be subject to significant penalties similar to those described above. In light of the challenges associated with this process, we may not be able to file a registration statement and have it declared effective by the SEC within the time periods specified in the registration rights agreement. If we are unable to comply, we may be subject to substantial penalties under the registration rights agreement and the related indenture, including the accrual of additional interest and an eventual event of default, either of which would have an adverse effect on our financial condition and results of operation.

If we are required for any reason to repay our outstanding notes, we would be required to deplete our working capital and/or raise additional funds. Our failure to repay our notes, if required, could result in legal action against us.

The notes are due and payable on July 25, 2012, unless sooner converted into ordinary shares. The trigger of the repurchase or redemption requirements or any event of default under the indenture could require the principal amount of all notes, together with accrued interest thereon, to be immediately due and payable. If, prior to the maturity date, we are required to repay the notes in full, we would be required to use our working capital and/or raise additional funds. If we were unable to repay the notes when required, the holders could commence legal action against us to recover the amounts due. Any such action would have an adverse effect on our financial condition and results of operations.

Certain provisions in the indenture governing our notes could discourage an acquisition of us or an investment in us by a third party, even if the acquisition or investment would be favorable to you.

If we are a party to an “asset sale” or “change of control” (as defined in the indenture), the holders of the notes have the right to require us to redeem the notes at their election shortly after they are notified of such a change. Any redemption under these circumstances may be at a premium of the outstanding principal amount of the notes, plus all accrued and unpaid interest. The restrictions on the types of transactions we can engage in and the participation rights we may have to offer in future financings may operate to discourage third parties from engaging in these transactions with us, even if those transactions would be beneficial to us and our shareholders.

Leverage and debt service obligations may adversely affect our cash flows.

In connection with our sale of convertible notes in July 2007, we incurred new indebtedness of $40,000,000. As a result of this indebtedness, we incurred significant principal and interest payment obligations. The degree to which we are leveraged could, among other things:

•	require us to dedicate a substantial portion of our future cash flows from operations and other capital resources to debt service, especially if the notes are not converted into ordinary shares;

•	make it difficult for us to obtain necessary financing in the future for working capital, acquisitions or other purposes on favorable terms, if at all;

•	make it more difficult for us to be acquired;

•	make us more vulnerable to industry downturns and competitive pressures; and

•	limit our flexibility in planning for, or reacting to changes in, our business.

Our ability to meet our debt service obligations will depend upon our future performance, which will be subject to financial, business and other factors affecting our operations, many of which are beyond our control.

The issuance of shares upon conversion of the notes may result in substantial dilution and may depress the market price of our ordinary stock.

As of September 30, 2007, we had 22,974,059 ordinary shares issued and outstanding and 498,851 ordinary shares held by us as treasury stock, the convertible notes issued in our 2007 private placement that are currently convertible into 3,478,260 ordinary shares (and up to 4,692,234 ordinary shares that may be issued in certain circumstances under the terms of the indenture, which additional number of shares would increase in the event that we obtain shareholder approval of the issuance of all of the ordinary shares potentially issuable under the terms of the indenture), and options to acquire 974,000 ordinary shares. If these convertible notes are exercised or converted, and the ordinary shares issued upon such exercise or conversion are sold, our ordinary shareholders may experience substantial dilution and the market price of our shares of ordinary stock could decline. Further, the perception that such convertible securities might be exercised or converted could adversely affect the market price of our shares of ordinary stock. In addition, holders of our options are likely to exercise them when, in all likelihood, we could obtain additional capital on terms more favorable to us than those provided by the options. Further, during the time that the foregoing convertible securities are outstanding, they may adversely affect the terms on which we could obtain additional capital.

Future sales by us or our existing shareholders could depress the market price of our ordinary shares.

If we or our existing shareholders sell a large number of shares of our ordinary stock, or if we sell additional securities that are convertible into ordinary stock, the market price of our ordinary stock could decline significantly. Further, even the perception in the public market that we or our existing shareholders might sell shares of ordinary stock could depress the market price of our ordinary stock.

Restrictions contained in the notes may limit the manner we conduct our business operations, including the payment of dividends to our shareholders.

The notes contain restrictions on major corporate actions that may limit the manner in which we conduct our business. Under the indenture governing the notes, neither we nor any of our subsidiaries are permitted to make, directly or indirectly, any of the following payments if at the time of, and after giving effect to, a default or event of default has occurred under the indenture:

•
any dividend or distribution with respect to any shares of our capital stock or the capital stock of our subsidiaries, except for any dividend or distribution that is made only to us or one of our subsidiaries or any dividend or distribution payable solely in shares of our capital stock;

•	the redemption of any of our capital stock or the capital stock of our subsidiaries or any securities exchangeable into any such capital stock;

•
the redemption for value, prior to the date for any scheduled maturity, sinking fund or amortization, or other installment payment, of any debt subordinate in right of repayment to the notes or applicable guarantee; or

•
any direct or indirect loan, advance or other extension of credit or capital contribution to, or incurrence of a guarantee of any obligation of, or purchase or acquisition of capital stock or other securities or evidence of debt issued by, any other person.

Forward-Looking Statements and Certain Considerations

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements that are based on our current expectations, assumptions, estimates, and projections about our company and industry. All statements other than statements of historical fact in this prospectus are forward-looking statements. These statements relate to events that involve known and unknown risks, uncertainties and other factors, including those listed or incorporated by reference under the heading “Risk Factors,” which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.

In some cases, these forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, among others, statements relating to:

•	our goals and strategies, including how we implement our goals and strategies;

•	our expectations for our future business and product development, business prospects, results of business operations and current financial condition;

•	expected changes in our margins and certain costs or expenditures;

•	our future pricing strategies or pricing policies;

•	our ability to successfully anticipate market demand for crop seeds in our market and plan our volume and product mix;

•	our plans for development of seed or technology internally, including our ability to successfully develop, produce, receive approval for and distribute proprietary seed products;

•	our expectations regarding our need to produce seeds under licenses from third parties;

•	the future development of agricultural biotechnology as a whole;

•	our plans to license or co-develop any seed product or technology;

•	our plans regarding any future business combination;

•
the impact of genetically modified crop seeds on our industry and the policies and regulation regarding these products, and our ability to receive the necessary approvals and to develop, produce, market and distribute genetically modified crop seeds;

•	the likelihood of recurrence of accounting charges or impairments;

•	the adequacy of our facilities for our future operations;

•	our plans to expand our business level or corporate level operations and product offerings;

•	expected changes in the respective component shares of our revenues stream from our business operations or other sources;

•	competition in the crop seed industry in China and other international markets;

•	the future development of the crop seed industry in China and other international markets;

•	our plans for current staffing requirements, research and development and regional business focus;

•	PRC and other international governmental policies and regulations relating to the crop seed industry; and

•	other “forward-looking” information.

We believe it is important to communicate our expectations to our shareholders. However, there may be certain events in the future that we are not able to predict with accuracy or over which we have no certain control. The risk factors and cautionary language discussed in this prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations in these forward-looking statements, including among other things:

•	changing interpretations of generally accepted accounting principles;

•	outcomes of the PRC and other international government reviews, inquiries, investigations and related litigation;

•	continued compliance with the PRC and other international government regulations;

•	legislative and regulatory environments, requirements or changes adversely affecting the businesses in which we and our PRC operating companies are engaged;

•	fluctuations in the PRC or international customer demand;

•	management of rapid growth of our business;

•	intensity of competition from other providers of crop seeds in the PRC or other international markets;

•	timing of approval and market acceptance of new products;

•	general economic conditions in the PRC and worldwide; and

•	geopolitical events and regulatory changes.

These forward-looking statements involve various risks, assumptions and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, we cannot be certain that our expectations will materialize. Our actual results could be materially different from and worse than our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in the “Risk Factors” section and elsewhere in this prospectus and the documents incorporated by reference into this prospectus.

This prospectus also contains information relating to the crop seed market. These market data include projections that are based on a number of assumptions. The crop seed market may not grow at the rates we project or at all. The failure of this market to grow at the projected rates may have a material adverse effect on our business and the market price of our shares. In addition, the relatively new and rapidly changing nature of the genetically modified crop seed industry subjects any projections or estimates relating to the growth prospects or future condition of our markets to significant uncertainties. Furthermore, if any one or more of the assumptions underlying the market data turns out to be incorrect, actual results may differ from the projections based on these assumptions.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Readers should read these statements in conjunction with the “Risk Factors” section of this prospectus.

All forward-looking statements included herein attributable to us or other parties or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, we undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

Use of Proceeds

The proceeds from the sale of securities offered pursuant to this prospectus are solely for the account of the selling shareholder. Accordingly, we will not receive any proceeds from the sale of the securities offered by this prospectus.

Dividend Policy

We have never declared or paid any dividends, nor do we have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future. We currently intend to retain most, if not all, of our available funds and any future earnings to finance operations and expand our business.

Our board of directors may by resolution authorize payment of dividends on our ordinary shares if the directors are satisfied that we will, immediately after the distribution of dividends, satisfy the solvency test as stipulated in Section 56 of the Companies Act. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. The documents governing the notes also impose certain restrictions on our ability to pay dividends. See “The July 2007 Private Placement.”

Capitalization and Indebtedness

The table below sets forth our capitalization and indebtedness as of September 30, 2007, on an actual basis and gives effect to the issuance and sale of the notes on July 25, 2007. You should read this table in conjunction with “Operating and Financial Review and Prospects” and our consolidated financial statements and the related notes included in our Annual Report on Form 20-F for the fiscal year ended September 30, 2007, which are incorporated by reference herein.

	As of September 30, 2007
	RMB	USD
	(in thousands , except for share data)
Secured Short term bank borrowings, including current portion of long-term debt	¥168,400	$22,475
Guaranteed Short term bank borrowings, including current portion of long-term debt	¥100,000	$13,346
Long-term debt, excluding current portion	¥1,880	$251
1.0% guaranteed senior secured convertible notes due 2012	¥173,669	$23,178
Embedded derivatives-redemption feature	¥86,937	$11,603
Shareholders’ equity (deficit):
Preferred stock (no par value; 1,000,000 authorized, none issued)
Ordinary shares (no par value; 60,000,000 shares authorized, 22,974,059 shares issued and outstanding)
Additional paid-in capital	¥377,324	$50,359
Accumulated deficit	¥(41,404)	$(5,526)
Treasury stock at cost (498,851 shares)	¥(29,377)	$(3,921)
Accumulated other comprehensive loss	¥(9,626)	$(1,285)
Total shareholders’ equity	¥296,917	$39,627

Total capitalization	¥827,803	$110,480

The table above does not include the issuance of 3,478,260 ordinary shares, subject to adjustment in the event of certain dilutive events, issuable from time to time upon the conversion of the notes.

As of September 30, 2007 and March 13, 2008, we held 498,851 of our ordinary shares as treasury stock, all of which was dedicated to serve stock purchase option plans, shares under which may be purchased at a price of $8.75 per share (in accordance with the terms of the option grants and our 2005 Performance Equity Plan) pursuant to the exercise of options that were granted on November 8, 2005 and are outstanding.

Enforceability of Civil Liabilities

We are incorporated in the British Virgin Islands to take advantage of certain benefits associated with being a British Virgin Islands exempted company, such as:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany organization in the British Virgin Islands. These disadvantages include:

•	the British Virgin Islands has a less developed body of securities laws as compared to the United States and provides significantly less protection to investors; and

•	British Virgin Islands companies may not have standing to sue before the federal courts of the United States.

Our organizational documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our current operations are conducted in China, and substantially all of our assets are located in China. The majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon such persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed CT Corporation System, 111 Eighth Avenue, New York, New York 10011, as our agent to receive service of process in connection with our registration statement of which this prospectus forms a part.

We have been informed by Maples and Calder, our counsel as to British Virgin Islands law, that the United States and the British Virgin Islands do not have a treaty providing for reciprocal recognition and enforcement of judgments of U.S. courts in civil and commercial matters and that a final judgment for the payment of money rendered by any general or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would not be automatically enforceable in the British Virgin Islands. We have also been advised by Maples and Calder that a final and conclusive judgment obtained in U.S. federal or state courts under which a sum of money is payable as compensatory damages (i.e., not being a sum claimed by a revenue authority for taxes or other charges of a similar nature by a governmental authority, or in respect of a fine or penalty or multiple or punitive damages) may be the subject of an action on a debt in the Supreme Court of the British Virgin Islands under the common law doctrine of obligation. This type of action should be successful upon proof that the sum of money is due and payable, without having to prove the facts supporting the underlying judgment, as long as:

•
the foreign court issuing the judgment had jurisdiction in the matter and we either submitted to such jurisdiction or were resident or carrying on business within such jurisdiction and were duly served with process; and

•
the judgment was not contrary to public policy in the British Virgin Islands, was not obtained by fraud or in proceedings contrary to the natural justice of the British Virgin Islands, and was not based on an error in British Virgin Islands law.

A British Virgin Islands court may impose civil liability on us or our directors or officers in a suit brought in the Supreme Court of the British Virgin Islands against us or these persons with respect to a violation of U.S. federal securities laws, provided that the facts surrounding any violation constitute or give rise to a cause of action under British Virgin Islands law.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on reciprocity between jurisdictions. Please see “Risk Factors — Risks relating to doing business in China” for a discussion of certain risks that may be relevant in this respect.

The July 2007 Private Placement

On July 25, 2007, we issued and sold to the selling shareholder $40 million in aggregate principal amount of the notes. We issued and sold the notes in a private placement transaction that was exempt from the registration requirements of the Securities Act. On July 25, 2007, our board of directors authorized the private placement and the corresponding issuance and sale of the notes. We have filed copies of the Notes Purchase Agreement, Indenture (including the form of convertible note), Registration Rights Agreement, as amended, and Investor Rights Agreement, entered into in connection with the July 2007 private placement, as exhibits to our registration statement of which this prospectus forms a part, or we have incorporated such documents by reference into our registration statement. The summary description of those documents below is qualified in its entirety by reference to those documents as filed as exhibits to, or incorporated by reference into, our registration statement.

Brief Description of the Notes

The notes:

•	are in an aggregate principal amount of $40 million;

•	bear interest at the rate of 1% per annum, payable semi-annually on January 25 and July 25, beginning on January 25, 2008;

•	bear additional interest if we fail to fulfill our obligations described below under “—Registration Rights;”

•	are convertible into our ordinary shares at the initial conversion price of $11.50, subject to adjustment as set out in the Indenture dated July 25, 2007, or the Indenture;

•	are, upon the occurrence of certain conditions, required to be redeemed by us;

•	are subject to repurchase by us at the option of the holder upon the occurrence of certain transactions, and

•	mature on July 25, 2012.

The Indenture governing the notes contains covenants that prevent or limit our ability to, among other things, incur or guarantee additional indebtedness, incur or create liens, amend our charter documents or pay dividends.

In addition, the Indenture contains default provisions, which include the following: the failure to pay interest or principal upon any of the notes when due and payable; the failure to provide an offer to purchase when required in connection with an asset sale, a change of control or if our ordinary shares cease to be listed on a United States national or regional securities exchange; the failure to satisfy our registration obligations under the Registration Rights Agreement, as amended; our failure to deliver ordinary shares to note holders upon conversion; and a default by us or any of our subsidiaries under any debt that results in acceleration of the maturity of that debt or failure to pay that debt when due, in an aggregate amount greater than $2 million or its foreign currency equivalent. Upon the occurrence of an event of default, unless the principal of all of the notes has already become due and payable, either the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare the principal amount of all the notes, and the interest accrued on all the outstanding notes, to be immediately due and payable.

The notes are guaranteed by State Harvest (and will be guaranteed in the future by certain of our subsidiaries if and when permitted under PRC law) and are secured by the shares of certain of our subsidiaries. We are required to redeem the notes on July 25, 2012, the maturity date of the notes. The notes bear interest at a rate of 1.0% per annum from and including July 25, 2007, the issue date, or from and including the last interest payment date upon which interest has been paid or provided for, as the case may be, to, but excluding, the next interest payment date or the maturity date, whichever comes first. Interest is payable semi-annually in arrears on January 25 and July 25 of each year, beginning on January 25, 2008. Furthermore, at maturity date, we are required to redeem any outstanding principal at the redemption amount determined so that it represents for the note holders a gross yield of 16% on a semi-annual basis. We may also be required to pay additional interest on the notes if we commit a registration default under the Registration Rights Agreement, as amended. See “— Registration Rights.”

Subject to the conversion procedures set forth in the Indenture, we have agreed to deliver fully paid and non-assessable ordinary shares to note holders, at their option, upon the conversion of the notes. Each $100,000 principal amount of the notes is initially convertible into 8,695 ordinary shares at the initial conversion price of $11.50 per share. The conversion rate is subject to adjustment in certain circumstances, including a semi-annual reset of the conversion price commencing from December 31, 2008 and upon the occurrence of certain dilutive events as set forth in the Indenture, including, but not limited to, if we pay a dividend or distribution to all holders of the outstanding ordinary shares in ordinary shares, if we issue rights or warrants to all holders of our outstanding ordinary shares entitling them to subscribe for or purchase ordinary shares at a price per share less than the current market price immediately preceding the date such distribution is first publicly announced by us, or if our outstanding ordinary shares are subdivided into a greater number of ordinary shares. However, unless we obtain shareholder approval, the aggregate number of shares of our common stock issuable upon the conversion of any notes is limited to 19.99% of the number of shares of our common stock outstanding on July 25, 2007. Upon conversion of a note, any accrued but unpaid interest, to the conversion date, will be deemed to be paid in full to the holder of the note through delivery of the ordinary shares (together with any cash payment in lieu of fractional shares) in exchange for the note being converted. The fair market value of such ordinary shares (together with any such cash payment in lieu of fractional shares) shall be treated as issued, first in exchange for and in satisfaction of our obligation to pay the principal amount of the converted note and the accrued but unpaid interest, through the conversion date and the balance, if any, of the fair market value of the ordinary shares (and any cash payment) shall be treated as issued in exchange for and in satisfaction of the right to convert the note being converted.

Registration Rights

In connection with the July 2007 private placement, we granted the selling shareholder certain registration rights. Pursuant to the Registration Rights Agreement, as amended, we will use our reasonable efforts to have the registration statement of which this prospectus forms a part declared effective by the SEC by approximately May 14, 2008, subject to our right to postpone under certain circumstances.

Further, we have agreed to use our reasonable efforts (subject to our limited rights to postpone) to keep the registration statement of which this prospectus forms a part effective until the earliest of:

•	the date that all of the ordinary shares covered by the registration statement have been sold by the selling shareholder;

•	the date that all ordinary shares covered by the registration statement may be sold by non-affiliates pursuant to Rule 144; or

•	two years from the date the registration statement is declared effective.

In the event the registration statement of which this prospectus forms a part is not declared effective within the timeframe described above or ceases to remain continuously effective as set forth above, we must pay additional interest on the notes at a rate of 2.25% per annum, subject to increase of an additional 0.25% per annum under certain circumstances.

The original Registration Rights Agreement contemplated that the notes and the related guarantees would also be registered pursuant to this prospectus along with the ordinary shares. However, on December 21, 2007, we and the selling shareholder entered into an amendment of the Registration Rights Agreement to require only the registration of the ordinary shares in connection with this prospectus. We also entered into other amendments of the Registration Rights Agreement on October 24, 2007 and February 6, 2008, which amendments generally changed the dates by which certain actions were required to be taken under the Registration Rights Agreement, including the filing of the registration statement and the date by which it must be declared effective by the SEC. The amendments also generally require us to further amend the Registration Rights Agreement to add an obligation on our part to file a registration statement providing for the registration and sale of the notes and guarantees within 90 calendar days after receiving a written request to do so from the selling shareholder and to use our reasonable efforts to have that registration statement declared effective by the SEC. Therefore, although the present prospectus only registers the ordinary shares, we will be obligated to proceed with the registration of the notes and guarantees if the selling shareholder requests that we do so.

The registration of our ordinary shares pursuant to this prospectus and the related registration statement does not necessarily mean that any of those ordinary shares will ultimately be offered for sale by the selling shareholder.

We have agreed to indemnify the note holders for any losses they may incur as a result of any untrue statement of material fact in the registration statement, any prospectus or free writing prospectus, unless the loss is based on an untrue statement in any such documents in reliance upon and in conformity with certain information provided by a note holder to us.

Investor Rights

In connection with the July 2007 private placement, we also granted the selling shareholder certain rights with respect to future securities offerings and/or debt financing. Pursuant to the Investor Rights Agreement, until December 31, 2010, so long as the selling shareholder holds at least 20% of the notes then outstanding and not converted, the selling shareholder is entitled to the following rights:

•
if we issue or sell (other than the sale of securities by the filing of the registration statement on Form S-3) any securities to a purchaser which is not one of our affiliates, prior to the consummation of such issuance or sale of securities, we must offer such securities to the selling shareholder upon the terms specified therein;

•
if we issue or sell securities through a shelf registration, prior to filing a registration statement on Form S-3 relating to those securities, we must offer such securities to the selling shareholder by written notice, and, if a mutually satisfactory agreement is not reached with respect to alternative financing, following the date on which the shelf registration statement is declared effective by the SEC, we must, by way of a “take-down” under the shelf registration statement, offer such securities to the selling shareholder by written notice; or

•
if we propose to obtain debt financing (other than working capital facilities in an aggregate amount not exceeding US$25,000,000 or its equivalent) from a financier that is not one of our affiliates, prior to drawing down any amount under such a debt financing arrangement, we must offer the selling shareholder the opportunity to provide such debt financing by written notice.

In addition, the selling shareholder is not permitted to convert any portion of the notes for any number of our ordinary shares if, upon giving effect to such conversion, the conversion would cause the aggregate number of our ordinary shares owned by the selling shareholder and its affiliates to exceed 9.99% of our ordinary shares immediately after giving effect to the conversion.

We and the major shareholders identified in the Investor Rights Agreement, jointly and severally, have agreed to indemnify the selling shareholder and its affiliates against any losses which they may suffer as a result of any misrepresentation or breach of any representation, warranty, covenant or agreement made by us or certain of our significant shareholders who are also parties to the Investor Rights Agreement.

Selling Shareholder

We originally issued and sold the notes in a private placement in July 2007 to the selling shareholder. We are registering all the ordinary shares issuable upon conversion of the notes and for payment of interest and other amounts that may be due on the notes described in this prospectus on behalf of the selling shareholder named in the table below. The selling shareholder may from time to time offer and sell pursuant to this prospectus any or all of the ordinary shares issuable upon conversion of the notes. The actual number of ordinary shares covered by this prospectus, and included in the registration statement of which this prospectus is a part, includes additional ordinary shares that may be issued as a result of stock splits, stock dividends, or similar transactions. When we refer to the “selling shareholder” in this prospectus, we mean the person listed in the table below, as well as its transferees, pledgees, donees or successors.

The selling shareholder has informed us that it purchased the notes in the ordinary course of business and, at the time of the purchase of the notes, it had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

The following table and related footnotes contain information as of March 13, 2008 with respect to the selling shareholder and the number of shares the selling shareholder may offer pursuant to this prospectus.

The selling shareholder may offer, pursuant to this prospectus, all or a portion of the shares listed below (which are issuable upon the conversion of the notes listed below); as a result, no estimate can be given as to the number of shares that will be held by the selling shareholder upon consummation of any sales. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities, as well as any securities as to which the selling shareholder has the right to acquire beneficial interest within 60 days after the date of this prospectus, through the exercise or conversion of any stock option, warrant, or other right. To the best of our knowledge, the selling shareholder has not had any position, office or other material relationship with us or any of our affiliates, except as described in the registration statement of which this prospectus forms a part.

To the extent the selling shareholder identified below is a broker-dealer, it may be deemed to be, under interpretations of the staff of the SEC, an “underwriter” within the meaning of the Securities Act.

Selling Shareholder	Principal Amount of Notes Beneficially Owned(1)	Percentage of Outstanding Notes	Ordinary Shares Issuable upon Conversion of the Notes that May Be Sold	Percentage of Outstanding Ordinary Shares(2)

Citadel Equity Fund Ltd.(3)	$40,000,000	100%	3,478,260 (4)	15.14%(4)

(1) The notes and guarantees of the notes are not being offered pursuant to this prospectus as a result of a December 21, 2007 amendment to the Registration Rights Agreement. For additional information about the Registration Rights Agreement, see “The July 2007 Private Placement.”

(2) Based upon a total of 22,974,059 ordinary shares issued and outstanding as of the date of this prospectus (which number does not include 498,851 ordinary shares held by us as treasury stock).

(3) According to a Schedule 13G filed by Citadel Equity Fund Ltd. with the SEC on February 13, 2008, Citadel Equity Fund Ltd. is a subsidiary of Citadel Holdings Ltd., a Cayman Islands company, or CH, which in turn is a subsidiary of Citadel Kensington Global Strategies Fund Ltd., a Bermuda company, or CKGSF. According to that Schedule 13G, neither CKGSF nor CH has any control over the voting or disposition of securities held by Citadel Equity Fund Ltd. The address of Citadel Equity Fund Ltd. is c/o Citadel Investment Group, L.L.C., 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603.

(4) According to the Schedule 13G filed by Citadel Equity Fund Ltd. with the SEC on February 13, 2008, as of December 31, 2007, Citadel Equity Fund Ltd. beneficially owned $40,000,000 in principal amount of the Company’s notes, collectively convertible into 3,478,260 ordinary shares. Notwithstanding the foregoing, the Schedule 13G stated that the number of shares beneficially owned by Citadel Equity Fund Ltd. was equal to 2,741,395, or 9.99% of the issued and outstanding ordinary shares of the Company because, as set forth in the Investor Rights Agreement, Citadel Equity Fund Ltd. was not entitled to convert any portion of the notes for any number of our ordinary shares that, upon giving effect to such conversion, would cause the aggregate number of our ordinary shares owned by Citadel Equity Fund Ltd. and its affiliates to exceed 9.99% of our outstanding ordinary shares immediately after giving effect to such conversion.

Although Citadel Equity Fund Ltd. is subject to maximum ownership of 9.99% at any given time, Citadel Equity Fund Ltd. may dispose of shares issued upon conversion of the notes from time to time before converting additional notes into shares, thereby maintaining its beneficial ownership below the 9.99% cap, the maximum number of shares that it may acquire in the aggregate by converting the notes and selling the ordinary shares issuable upon conversion from time to time is 3,478,260, subject to adjustment of the conversion price as set forth in the Indenture. For additional information about Citadel Equity Funds Ltd.’s share ownership limitations and the conversion procedures, see “The July 2007 Private Placement.”

Description of Share Capital

We were first incorporated under the International Business Companies Act, 1984 (as amended) of the British Virgin Islands on February 10, 2005. We were then re-registered on July 10, 2006 under the Companies Act, and are governed by the Companies Act.

We have no authorized capital. As of the date of this prospectus, we are authorized to issue (i) 60,000,000 ordinary shares, with no par value, of which 22,974,059 shares are issued and outstanding and 498,851 shares are held by us as treasury stock; and (ii) 1,000,000 preference shares, with no par value, of which none are issued and outstanding. Additionally, as of the date of this prospectus, we have also issued and unexercised options to purchase up to 974,000 ordinary shares under our prior employee share option grants.

There is no change in the number of shares outstanding at the beginning and end of our fiscal year.

More than 10% or more of our capital has been paid for with assets other than cash within the past 5 years. For a description of our organizational history, please see the section of our Annual Report on Form 20-F for the period ended September 30, 2007 entitled “Financial Statements — Organization and Principal Activities — The Share Exchange Transaction,” which is incorporated herein by reference.

The following discussion primarily concerns our shares and the rights of holders of our shares under (i) our memorandum and articles of association and (ii) the Companies Act, insofar as they relate to the material terms of our shares.

Objects of Our Company

Under our memorandum and articles of association, our business purpose is unrestricted and we have the full power and authority to carry out any purpose not prohibited by the laws of the British Virgin Islands.

Ordinary Shares

General

All of our outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders who are non-residents of the British Virgin Islands may freely hold and vote their ordinary shares.

On December 5, 2005, we sent out redemption notices to all of the holders of the issued and outstanding callable common stock purchase warrants that were originally issued by Chardan in March 2004. As a result of the merger of Chardan into Origin, the warrants were exercisable into our ordinary shares. The warrants were exercised for our ordinary shares at $5.00 per warrant. Approximately 8,043,752 of the 8,050,000 warrants that were then issued and outstanding were exercised at a price of $5.00 per warrant through the redemption date of January 9, 2006. Holders of the few remaining warrants that were not exercised were paid $0.01 per warrant and the warrants were extinguished. The gross proceeds received from this redemption were approximately $40 million, of which $15 million was used to satisfy our outstanding obligations to the shareholders of State Harvest under the stock purchase agreement dated December 20, 2004 between Chardan and State Harvest, and the remainder was and will continue to be used as working capital and for other corporate purposes, including future acquisitions. After the redemption of the warrants, we had approximately 23,472,910 ordinary shares issued.

Voting Rights

The holders of ordinary shares are entitled to one vote for each share on all matters submitted to a vote of shareholders and do not have cumulative voting rights.

Dividends

Subject to the preferences and rights, if any, applicable to the preferred stock, the holders of ordinary shares are entitled to receive dividends if and when declared by the board of directors.

Liquidation

Subject to the prior rights of the holders, if any, of preferred stock, the holders of ordinary shares are entitled to share ratably in any distribution of our assets upon liquidation, dissolution or winding-up, after satisfaction of all debts and other liabilities.

Redemption

Our ordinary shares are subject to redemption for fair value. Subject to the Companies Act, our board of directors may on our behalf purchase, redeem or otherwise acquire any of our ordinary shares for such consideration as it considers fit, and either cancel or hold such shares as treasury shares.

Preferred Stock

Preferred stock may be issued from time to time in one or more series and our board of directors, without approval of the shareholders, is authorized to designate series of preferred stock and fix the rights, privileges, restrictions and conditions to be attached to each such series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of holders of ordinary shares.

General Meetings

Shareholders’ meetings are held annually and may be convened by our board of directors on its own initiative or upon a request by shareholders holding in aggregate more than 50 percent of the votes of our outstanding voting shares. Advance notice of at least seven days is required for the convening of our annual general meeting and other shareholders meetings. Shareholders’ meetings will be held at such places as may be fixed from time to time by our board of directors.

A shareholders’ meeting may be called on short notice, if (i) shareholders holding not less than 90 percent of the total number of shares entitled to vote on all matters to be considered at the meeting, or 90 percent of the votes of each class or series of shares where shareholders are entitled to vote thereon as a class or series together with not less than a 90 percent majority of the remaining votes, have agreed to short notice of the meeting; or (ii) all members holding shares entitled to vote on all or any matters to be considered at the meeting have waived notice of the meeting and for this purpose presence at the meeting shall be deemed to constitute waiver.

Any shareholder present in person or by proxy that represents not less than a majority of our issued and outstanding voting shares will constitute a quorum. No shareholder shall be entitled to vote or be counted toward a quorum, in respect of any share, unless such shareholder is registered as our shareholder at the applicable record date for that meeting and all calls or installments due by such shareholder to us have been paid.

A resolution to be passed by the shareholders requires (i) a simple majority of the votes of the shares entitled to vote thereon which were present at the meeting and were voted and not abstained; or (ii) a simple majority of the votes of each class or series of shares which were present at the meeting and entitled to vote thereon as a class or series and were voted and not abstained and of a simple majority of the votes of the remaining shares entitled to vote thereon which were present at the meeting and were voted and not abstained.

Transfer of Shares

Subject to the restrictions of our articles of association, any of our shareholders may transfer all or any of his or her shares by an instrument of transfer.

Our board of directors may, in its absolute discretion, and without assigning any reason, refuse to register a transfer of any share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any ordinary share unless

•
the instrument of transfer is lodged with us, accompanied by the certificate for the shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of shares;

•	the instrument of transfer is properly stamped, if required;

•	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; or

•	the shares transferred are free of any lien in favor of us.

If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, on 14 days’ notice being given by advertisement in one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

Calls on Shares and Forfeiture of Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Variations of Rights of Shares

If at any time our shares are divided into different classes, the rights attached to any class may only be varied, whether or not we are in liquidation, with the consent in writing of or by a resolution passed at a meeting by the holders of not less than 50 percent of the issued shares in that class.

Limitations on the Right to Own Shares

There are no limitations on the right to own our shares.

Disclosure of Shareholder Ownership

There are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Directors’ Power to Issue Shares

At the discretion of our board of directors, we may issue offer, allot, grant options over or otherwise dispose of our unissued shares, whether forming part of the original or any increased authorized shares, to such persons at such times and for such consideration, being not less than the par value of the shares being disposed of, and upon such terms and conditions as the directors may determine.

Corporate Governance

Our memorandum and articles of association do not prohibit a director from voting in respect of any contract or transaction in which he is interested. For so long as our shares are listed or quoted on the NASDAQ Global Select Market, we will conduct an appropriate review of all material related party transactions on an ongoing basis and shall utilize the audit committee for the review and approval of potential conflicts of interest situations.

Our board of directors may determine remuneration to be paid to the directors. The directors may by resolution of directors exercise all the powers of our company to borrow money and to mortgage or charge its undertakings and property or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of our company or of any third party.

There is no shareholding or age requirement for directors.

Differences in Corporate Law

The Companies Act is modeled after that of England but does not follow recent English statutory enactments and differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

Under the laws of the British Virgin Islands, two or more companies may merge or consolidate in accordance with Section 170 of the Companies Act. A merger means the merging of two or more constituent companies into one of the constituent companies, and a consolidation means the uniting of two or more constituent companies into a new company. In order to merge or consolidate, the directors of each constituent company must approve a written plan of merger or consolidation which must be authorized by a resolution of shareholders.

While a director may vote on the plan even if he has a financial interest in the plan, in order for the resolution to be valid, the material facts of the interest and the director’s relationship to any party to the transaction must be disclosed and the resolution approved.

Shareholders not otherwise entitled to vote on the merger or consolidation may still acquire the right to vote if the plan of merger or consolidation contains any provision which, if proposed as an amendment to the memorandum or articles of association, would entitle them to vote as a class or series on the proposed amendment. In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting or consent to the written resolution to approve the plan of merger or consolidation.

The shareholders of the constituent companies are not required to receive shares of the surviving or consolidated company but may receive debt obligations or other securities of the surviving or consolidated company, or other assets, or a combination thereof. Further, some or all of the shares of a class or series may be converted into a kind of asset while the other shares of the same class or series may receive a different kind of asset. As such, not all the shares of a class or series must receive the same kind of consideration.

After the plan of merger or consolidation has been approved by the directors and authorized by a resolution of the shareholders, articles of merger or consolidation are executed by each company and filed with the Registrar of Corporate Affairs in the British Virgin Islands.

A shareholder may dissent from a mandatory redemption of his shares, an arrangement (if permitted by the court), a merger (unless the shareholder was a shareholder of the surviving company prior to the merger and continues to hold the same or similar shares after the merger) and a consolidation. A shareholder properly exercising his dissent rights is entitled to payment in cash of the fair value of his shares.

A shareholder dissenting from a merger or consolidation must object in writing to the merger or consolidation before the vote by the shareholders on the merger or consolidation, unless notice of the meeting was not given to the shareholder. If the merger or consolidation is approved by the shareholders, the company must within 20 days give notice of this fact to each shareholder who gave written objection, and to each shareholder who did not receive notice of the meeting. Such shareholders then have 20 days to give to the company their written election in the form specified by the Companies Act to dissent from the merger or consolidation, provided that in the case of a merger, the 20 days starts when the plan of merger is delivered to the shareholder.

Upon giving notice of his election to dissent, a shareholder ceases to have any rights of a shareholder except the right to be paid the fair value of his shares. As such, the merger or consolidation may proceed in the ordinary course notwithstanding the dissent.

Within seven days of the later of the delivery of the notice of election to dissent and the effective date of the merger or consolidation, the company must make a written offer to each dissenting shareholder to purchase his shares at a specified price that the company determines to be their fair value. The company and the shareholder then have 30 days to agree upon the price. If the company and a shareholder fail to agree on the price within the 30 days, then the company and the shareholder shall each designate an appraiser and these two appraisers shall designate a third appraiser. These three appraisers shall fix the fair value of the shares as of the close of business on the day before the shareholders approved the transaction without taking into account any change in value as a result of the transaction.

Shareholders’ Suits

As of the date of this prospectus, we are not aware of any reported class action having been brought in a British Virgin Islands court. Reported derivative actions against third parties have been brought unsuccessfully for technical reasons. The court of the British Virgin Islands may, on the application of a shareholder of a company, grant leave to that shareholder to bring proceedings in the name and on behalf of that company, or intervene in proceedings to which the company is a party for the purpose of continuing, defending or discontinuing the proceedings on behalf of the company. In determining whether to grant leave, the High Court of the British Virgin Islands must take into account (i) whether the shareholder is acting in good faith; (ii) whether the derivative action is in the interests of the company taking account of the views of the company’s directors on commercial matters; (iii) whether the proceedings are likely to succeed; (iv) the costs of the proceedings in relation to the relief likely to be obtained; and (v) whether an alternative remedy to the derivative claim is available.

Leave to bring or intervene in proceedings may be granted only if the High Court of the British Virgin Islands is satisfied that (i) the company does not intend to bring, diligently continue or defend, or discontinue the proceedings, as the case may be, or (ii) it is in the interests of the company that the conduct of the proceedings should not be left to the directors or to the determination of the shareholders as a whole.

Indemnification

British Virgin Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Under our memorandum and articles of association, we may indemnify our directors, officers, liquidators and agents against expenses (including, without limitation, legal fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such persons in connection with legal, administrative or investigative proceedings to which they are a party or are threatened to be made a party by reason of their acting as our directors, officers, liquidators or agents. To be entitled to indemnification, these persons must have acted honestly and in good faith and in the best interest of our company, and, in the case of criminal proceedings, they must have had no reasonable cause to believe their conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Inspection of Books and Records

Under British Virgin Islands law, holders of our shares are entitled, upon giving written notice to us, to inspect (i) the memorandum and articles of association, (ii) the register of members, (iii) the register of directors, and (iv) minutes of meetings and resolutions of members, and to make copies and take extracts from the documents and records. However, our directors can refuse access if they are satisfied that to allow such access would be contrary to our company’s interests.

Taxation

For a discussion of certain material U.S. federal income tax consequences of the purchase, ownership and disposition of our ordinary shares, please see “Taxation—United States federal income taxation” under Item 10 of our Annual Report on Form 20-F for the year ended September 30, 2007, which is incorporated herein by reference.

Plan of Distribution

We are registering the ordinary shares issuable upon conversion of the notes to permit the resale of these ordinary shares by the selling shareholder after the date of this prospectus. We will not receive any proceeds of the sale of the ordinary shares covered by this prospectus. We will bear all fees and expenses incident to our obligation to register the ordinary shares. The selling shareholder and any of its pledgees, donees, assignees and successors-in-interest may, from time to time, sell pursuant to this prospectus (which may include one or more prospectus supplements), the ordinary shares covered by this prospectus, in one or more underwritten or other public offerings and at prices and on terms that will be determined at the time of the offering. There can be no assurance, however, that the selling shareholder will sell any or all of the securities registered pursuant to the shelf registration statement, of which this prospectus forms a part.

If the ordinary shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. These sales may be effected in one or more of the following transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	by means of an exchange distribution in accordance with the rules of the applicable exchange;

•	in privately negotiated transactions;

•	in short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	pursuant to Rule 144 under the Securities Act;

•	in which broker-dealers may agree with the selling shareholder to sell a specified number of the ordinary shares at a stipulated price per ordinary share;

•	through agents or underwriters;

•
through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	directly to one or more purchasers (through a specific bidding or auction process or otherwise);

•	through a combination of any of these methods of sale; and

•	through any other method permitted pursuant to applicable law.

The distribution of the ordinary shares may be effected from time to time in one or more transactions either:

•	at a fixed price or prices that may be changed;

•	at market prices prevailing at the time of sale;

•	at prices relating to the prevailing market prices; or

•	at negotiated prices.

The selling shareholder may transfer the ordinary shares in ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer.

If the selling shareholder effects such transactions by selling the ordinary shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholder or commissions from purchasers of the securities for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the securities or otherwise, the selling shareholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the securities in the course of hedging in positions they assume.

If the selling shareholder offers and sells the ordinary shares through an underwriter or underwriters, we and/or the selling shareholder will execute an underwriting agreement with the underwriter or underwriters. The names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers, which may be in the form of discounts, concessions or commissions, if any, may be described in a prospectus supplement, if any, that, along with this prospectus, may be used by the underwriters to make resales of the ordinary shares. If underwriters are used in the sale of any of the ordinary shares in connection with this prospectus, those ordinary shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters and the selling shareholder at the time of sale. The ordinary shares may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriters are used in the sale of the ordinary shares, unless otherwise indicated in a related prospectus supplement, the underwriting agreement may provide that the obligations of the underwriters will be subject to some conditions precedent and that, with respect to a sale of the ordinary shares, the underwriters may be obligated to purchase all such ordinary shares if any are purchased.

If any underwriters are involved in the offer and sale of the ordinary shares, they will be permitted to engage in transactions that maintain or otherwise affect the price of the ordinary shares or other securities of ours. These transactions may include over-allotment transactions, purchases to cover short positions created by an underwriter in connection with the offering and the imposition of penalty bids. If an underwriter creates a short position in the ordinary shares in connection with the offering by selling more of the ordinary shares than set forth on the cover page of the applicable prospectus supplement, if any, the underwriter may reduce that short position by purchasing our ordinary shares in the open market. In general, purchases of our ordinary shares to reduce a short position could cause the price of the ordinary shares to be higher than it might be in the absence of such purchases. As noted above, underwriters may also choose to impose penalty bids on other underwriters and/or selling group members. This means that if underwriters purchase any of the ordinary shares on the open market to reduce their short position or to stabilize the price of the ordinary shares, they may reclaim the amount of the selling concession from those underwriters and/or selling group members who sold such ordinary shares as part of the offering. The selling shareholder may also loan or pledge securities to broker-dealers that in turn may sell such securities.

Broker-dealers engaged by the selling shareholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

The selling shareholder and any broker-dealer participating in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the securities is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The selling shareholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the securities by the selling shareholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the securities. All of the foregoing may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

We will pay all expenses of the registration of the ordinary shares pursuant to the Registration Rights Agreement, including without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the selling shareholder will pay all underwriting discounts and selling commissions, if any.

The shares may also be sold under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling shareholder has the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

If any of the ordinary shares offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders may be unable to sell pursuant to this prospectus until a post-effective amendment or prospectus supplement naming such holders is filed. We offer no assurance as to whether the selling shareholder will sell all or any portion of the shares offered under this prospectus.

We and the selling shareholder have agreed to indemnify one another against certain losses, damages and liabilities arising in connection with this prospectus, in accordance with the Registration Rights Agreement.

The aggregate proceeds to the selling shareholder from the sale of the ordinary shares pursuant to this prospectus will be the purchase price paid for such securities, less discounts and commissions, if any. Offers to purchase the ordinary shares may be solicited by agents designated by the selling shareholder from time to time. The selling shareholder may reserve the right to accept and, together with its agent from time to time, reject in whole or in part any proposed purchase of the ordinary shares to be made directly or through an agent. Any agent involved in the offer or sale of the ordinary shares may be named, and any commissions payable by the selling shareholder to the agent may be described, in a prospectus supplement, if required. Unless otherwise indicated in a prospectus supplement, if required, any such agent will be acting on a best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as such term is defined in the Securities Act, of any securities so offered and sold.

The selling shareholder may enter into agreements with agents, underwriters and dealers under which we may agree to indemnify the agents, underwriters and dealers against certain liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make with respect to these liabilities. The terms and conditions of this indemnification or contribution may be described in a prospectus supplement, if required.

Some of the agents, underwriters or dealers or their affiliates may be customers of, engage in transactions with or perform services for us, the selling shareholder or any of our or its affiliates in the ordinary course of business.

The selling shareholder may authorize its agents or underwriters to solicit offers to purchase the ordinary shares at the public offering price under delayed delivery contracts. The terms of these delayed delivery contracts, including when payment for and delivery of the ordinary shares sold will be made under the contracts and any conditions to each party’s performance set forth in the contracts, may be described in a prospectus supplement, if required. The compensation received by underwriters or agents soliciting purchases of our ordinary shares under delayed delivery contracts may also be described in such a prospectus supplement.

From time to time, the selling shareholder may pledge or grant a security interest in some or all of the ordinary shares owned by them. If the selling shareholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell such ordinary shares from time to time by this prospectus. The selling shareholder also may transfer and donate the ordinary shares owned by it in other circumstances. The amount of the ordinary shares beneficially owned by the selling shareholder will decrease as and when the selling shareholder transfers or donates any of the securities owned by it or defaults in performing obligations secured by such ordinary shares. The plan of distribution for the ordinary shares offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, donees, pledgees, other secured parties or other successors in interest will be the selling shareholders for purposes of this prospectus.

Expenses

The following table sets forth the costs and expenses estimated to be payable by us in connection with the issuance and distribution of the ordinary shares being registered under this registration statement:

SEC registration fee	$107.72

Legal fees and expenses	$300,000

Accounting fees and expenses	$105,000

Total	$405,107.72

We will pay for all costs, expenses and fees in connection with the registration of the shares issuable upon conversion of the notes, as well as certain reasonable fees and expenses of counsel for the selling shareholder. In addition, we have agreed to indemnify the selling shareholder against certain liabilities in connection with the offering of the ordinary shares issuable upon conversion of the notes. The selling shareholder will pay for all selling discounts and commissions, if any, on the ordinary shares it offers.

Legal Matters

The validity of the ordinary shares offered in this prospectus will be passed upon for us by Maples and Calder, 1504 One International Finance Centre, 1 Harbour View Street, Hong Kong.

Experts

The consolidated financial statements as of and for the fiscal year ended September 30, 2007 and the nine months ended September 30, 2006 and the effectiveness of internal control over financial reporting as of September 30, 2007, incorporated by reference into this prospectus, have been audited by BDO McCabe Lo Limited, an independent registered certified public accounting firm, to the extent and for the periods set forth in their reports (the report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting as of September 30, 2007) incorporated herein by reference, and are incorporated by reference in reliance upon such report given upon the authority of said firm as experts in auditing and accounting. The offices of BDO McCabe Lo Limited are located at 25th Floor, Wing on Center, 111 Connaught Road Central, Hong Kong.

The consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for the year ended December 31, 2005 incorporated by reference in this prospectus have been audited by Deloitte Touche Tohmatsu CPA Ltd., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the consolidated financial statements for the nine months ended September 30, 2005) and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The offices of Deloitte Touche Tohmatsu CPA Ltd. are located at 8/F Office Tower W2, The Towers, Oriental Plaza, 1 East Chang An Avenue, Beijing, the People's Republic of China.

Where You Can Find More Information

We have filed a registration statement on Form F-3 with the SEC regarding this offering. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement, and you should refer to the registration statement and its exhibits to read that information. We are currently subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

You may read and copy any document we file with the SEC at the SEC’s Public Reference Room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The site’s Internet address is http://www.sec.gov. Certain information about our company may also be obtained from our website at www.originagritech.com. Information contained on our website or any other website does not constitute a part of this prospectus.

You may also request a copy of these filings, at no cost, by writing or telephoning us at:

No. 21 Sheng Ming Yuan Road
Changping District
Beijing 102206
People’s Republic of China
8610-5890-7588

Incorporation by Reference

We are “incorporating by reference” certain documents that we file with the SEC, which means that such documents are considered part of this prospectus and that we can disclose important information to you by referring to those documents. Information that we file in the future with the SEC, including all filings filed by us pursuant to the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement, will automatically update and supersede earlier information in or incorporated by reference in this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in this prospectus or any subsequently filed document that is incorporated by reference into this prospectus modified or supersedes such statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute part of this prospectus.

We incorporate herein by reference the documents listed below and any other information we file with the Securities and Exchange Commission under Sections 13(a), 13(c), 13 or 15(d) of the Exchange Act, including any filings after the date of this prospectus until the offering is completed:

•	our annual report on Form 20-F for the fiscal year ended September 30, 2007, filed with the SEC on February 27, 2008.

•
the description of our ordinary shares contained under the heading “Description of Securities” on pages 148-150 of Amendment No. 5 to our Registration Statement on Form S-4 as filed with the SEC on September 27, 2005, including any amendments or reports filed for the purposes of updating such description.

In addition, all documents we file under Sections 13(a), 13(c) and 15(d) of the Exchange Act subsequent to the date hereof and before the termination of this offering are incorporated by reference into this prospectus, including current reports on Form 6-K that we furnish to or file with the SEC prior to the termination of this offering that indicate they are being incorporated by reference into this prospectus. If we have incorporated by reference any statement or information in this prospectus and we subsequently modify that statement or information with information contained in this prospectus or a subsequent incorporated document, the statement or information previously incorporated in this prospectus is also modified or superseded in the same manner.

Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that we disclose under any current report on Form 6-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus, unless we specifically indicate that the particular current report on Form 6-K (or any information contained in such a report) is being incorporated by reference into this prospectus.

You may not have some of the documents incorporated by reference, but we will provide any of these documents without charge to any person (including any beneficial owner) to whom this prospectus has been delivered, upon the oral or written request of such person. Such requests should be directed to:

Origin Agritech Limited
Attention: Investor Relations
No. 21 Sheng Ming Yuan Road
Changping District
Beijing 102206
People’s Republic of China
8610-5890-7588

Exhibits to any documents incorporated by reference in this prospectus will not be sent, however, unless those exhibits have been specifically referenced in this prospectus or are otherwise required to be included.

You should rely only on the information in this prospectus or incorporated by reference into this prospectus. No one has been authorized to provide you with different information. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front page. We are not making any offer to sell (or soliciting any offer to buy) any securities, or soliciting any proxy, in any state where it is unlawful to do so.